EXHIBIT 10.1

RECEIVABLES FINANCING AGREEMENT

Dated as of November 21, 2014

by and among

NCR RECEIVABLES LLC,
as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders and as Group Agents,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

and

NCR CORPORATION,
as initial Servicer

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

EXHIBITS

EXHIBIT A	–	Form of Loan Request
EXHIBIT B	–	Form of Assignment and Acceptance Agreement
EXHIBIT C	–	Form of Assumption Agreement
EXHIBIT D	–	Credit and Collection Policy
EXHIBIT E	–	Form of Information Package
EXHIBIT F	–	Form of Compliance Certificate
EXHIBIT G	–	Closing Memorandum
EXHIBIT H	–	Form of RFA Note

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Lock-Box Accounts and Lock-Box Banks
SCHEDULE III	–	Notice Addresses
SCHEDULE IV	–	Locations for Chattel Paper and Records

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This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of November 21, 2014 by and among the following parties:
(i)    NCR RECEIVABLES LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);
(ii)    the Persons from time to time party hereto as Lenders and as Group Agents;
(iii)    PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent; and
(iv)    NCR CORPORATION, a Maryland corporation (“NCR”), as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”).
PRELIMINARY STATEMENTS
The Borrower has acquired, and will acquire from time to time, Receivables from the Originators pursuant to the Purchase and Sale Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Pool Receivables.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.      Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Adjusted Net Receivables Pool Balance” means, at any time, the excess of (i) the Net Receivables Pool Balance, over (ii) the Specifically Reserved Maintenance Revenue Amount; provided, however, that so long as the Level 1 Ratings Trigger is not in effect, the Specifically Reserved Maintenance Revenue Amount shall be deemed to be zero for purposes of this definition.
“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article X.
“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that none of the foregoing shall constitute an “Adverse Claim” to the extent (i) in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) or (ii) created under or pursuant to, or expressly contemplated to exist and not prohibited by, any Transaction Document (including the Permitted Revolver Pledge and any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement in favor of any Lock-Box Bank).
“Affected Person” means each Credit Party and each Program Support Provider, the parent or holding company that Controls any Credit Party or Program Support Provider, and any of their respective Affiliates that are party to, or entitled to any payment under, the Transaction Documents.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.
“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Lenders at such time.
“Aggregate Interest” means, at any time of determination, the aggregate accrued and unpaid Interest on the Loans of all Lenders at such time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.
“Applicable Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, judgments, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Committed Lender, an Eligible Assignee, such Committed Lender’s Group Agent and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit B hereto.
“Assumption Agreement” has the meaning set forth in Section 13.03(i).
“Attorney Costs” means the reasonable and documented out-of-pocket fees, costs, expenses and disbursements of external counsel.
“Bank Rate” for any Portion of Capital funded by any Lender on any day, means an interest rate per annum equal to (a) the LIBOR Rate for such Lender on such day or (b) if the Base Rate is applicable to such Lender pursuant to Section 4.04, the Base Rate for such Lender on such day; provided, however, that the “Bank Rate” for any day while a Termination Event has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the Base Rate for such Lender on such day and (ii) the LIBOR Rate for such Lender on such day.

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“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
“Base Rate” means, for any day and any Lender, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:
(a)    the rate of interest in effect for such day as publicly announced from time to time by the applicable Group Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Group Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and
(b)    0.50% per annum above the latest Federal Funds Rate.
“Borrower” has the meaning set forth in the preamble to this Agreement.
“Borrower Indemnified Amounts” has the meaning set forth in Section 12.01(a).
“Borrower Indemnified Party” has the meaning set forth in Section 12.01(a).
“Borrower Obligations” means all present and future indebtedness, reimbursement obligations and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).
“Borrower’s Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower, dated as of November 21, 2014, between NCR, as sole initial member, and Michelle Dreyer, as independent manager and special member.
“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the sum of (A) the Outstanding Balance of all Pool Receivables at such time, plus (B) cash Collections held by the Borrower, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Subordinated Notes at such time, plus (E) the aggregate accrued and unpaid interest on all Subordinated Notes at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

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“Borrowing Base” means, at any time of determination, the amount equal to (a) the sum of (i) the Adjusted Net Receivables Pool Balance at such time plus (ii) the amount of Collections then set aside and being held in trust by the Servicer or segregated in a separate account approved by the Administrative Agent, in either case, pursuant to and in accordance with Section 3.01(a), minus (b) the Total Reserves at such time; provided, however, that for purposes of reporting the Borrowing Base on any Information Package or Loan Request, the Borrowing Base shall be calculated assuming the amount set forth in clause (a)(ii) above is zero.
“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the lesser of (i) the Borrowing Base at such time and (ii) the Facility Limit at such time.
“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to the CP Rate or the Euro Rate and a reduction of Capital is made for any reason on any day other than a Settlement Date or pursuant to Section 2.02(d), the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee) which would have accrued by the next Settlement Date (or, if earlier, the maturity of the underlying Note) on the portion of Capital so reduced exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reduction of Capital for a comparable time period or (ii) to the extent that the Borrower shall fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement due to a cancellation by the Borrower, any failure by the Borrower to accept the related Loan or any failure by the Borrower to satisfy any of the conditions set forth in Section 5.02, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee) which would have accrued by the next Settlement Date (or, if earlier, the maturity of the underlying Note) on the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such unborrowed amounts for a comparable time period. A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender (or applicable Group Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.
“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch.
“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with calculating the LMIR or the Euro Rate, dealings are carried out in the London interbank market.
“Capital” means, with respect to any Lender, the aggregate principal amount of all Loans made to the Borrower by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 3.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

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“Change in Control” means the occurrence of any of the following:
(a)    (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than an employee benefit plan or related trust of NCR or of NCR and any of its Subsidiaries, of Equity Interests in NCR representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in NCR; (ii) persons who were (x) directors of NCR on the date hereof, (y) nominated by the board of directors of NCR or (z) appointed by directors who were directors of NCR on the date hereof or were nominated as provided in clause (y) above, in each case other than any person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of NCR (other than any such solicitation made by such board of directors), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of NCR; or (iii) the occurrence of any “change in control” (or similar event, however denominated) with respect to NCR under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of NCR;
(b)    NCR ceases to own, directly or indirectly, 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of each Originator (other than NCR) or otherwise ceases to Control any such Originator;
(c)    NCR ceases to own, directly, 100% of the issued and outstanding Equity Interest of the Borrower free and clear of all Adverse Claims; or
(d)    the Originators cease to own, directly, 100% of the Subordinated Notes free and clear of all Adverse Claims.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case, to the extent requiring any change to the compliance policies and practices (including relating to capital, liquidity or leverage requirements) of any Affected Person after the date hereof, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

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“Charged-Off Receivable” means a Receivable which, consistent with the Credit and Collection Policy, has been or should be written off the applicable Originator’s or the Borrower’s books as uncollectible.
“Closing Date” means November 21, 2014.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” has the meaning set forth in Section 4.05(a).
“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Borrower, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Pool Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable and (d) all other proceeds of such Pool Receivable.
“Commitment” means, with respect to any Committed Lender (including a Related Committed Lender), the maximum aggregate amount which such Person is obligated to lend or pay hereunder on account of all Loans, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Lender, as such amount may be modified in connection with any subsequent assignment pursuant to Section 13.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Committed Lender’s obligation to make Loans hereunder in accordance with this Agreement.
“Committed Lenders” means PNC, BTMU and each other Person that is or becomes a party to this Agreement in the capacity of a “Committed Lender”.
“Concentration Percentage” means (i) for any Group A Obligor,25.00%, (ii) for any Group B Obligor, 12.50%, (iii) for any Group C Obligor, 8.33% and (iv) for any Group D Obligor, 5.00%.
“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five largest Obligor Percentages of the Group D Obligors, (b) the sum of the three largest Obligor Percentages of the Group C Obligors, (c) the sum of the two largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, that for purposes of calculating the foregoing each Pool Obligor that is classified as a Group A Obligor, Group B Obligor or Group C Obligor, due to the credit ratings of its parent company or other Affiliate (rather than the credit ratings of such Pool Obligor) shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group A Obligor, Group B Obligor or Group C Obligor due to the credit ratings of such parent company or Affiliate (as the case may be).

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“Conduit Lender” means each commercial paper conduit that is or becomes a party to this Agreement in the capacity of a “Conduit Lender.”
“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” shall mean (a) Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“CP Rate” means, for any Conduit Lender and for any Interest Period (or portion thereof) for any Portion of Capital, the per annum rate equivalent to the weighted average cost (as determined by the applicable Group Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Lender to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Lender); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Interest Period (or portion thereof), the applicable Group Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Borrower agrees that any amounts payable to Conduit Lenders in respect of Interest for any Interest Period (or portion thereof) with respect to any Portion of Capital funded by such Conduit Lenders at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Lenders had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Lender from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing

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on such Notes through maturity). Notwithstanding the foregoing, the “CP Rate” for any Conduit Lender for any day while a Termination Event has occurred and is continuing shall be an interest rate equal to the greater of (i) 2.00% per annum above the Base Rate for each day during such Interest Period (or portion thereof) and (ii) 2.00% per annum above the “CP Rate” calculated without giving effect to such Termination Event.
“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit D, as modified in accordance with this Agreement.
“Credit Extension” means the making of any Loan.
“Credit Party” means each Lender, the Administrative Agent and each Group Agent.
“Credit Risk Losses” means, with respect to any Pool Receivable and its Related Rights, amounts owed but not received under such Pool Receivable or such Related Rights due to the relative creditworthiness (including willingness to pay) of the related Pool Obligor or other applicable obligor thereunder, but excluding, for the avoidance of doubt, any amounts not received due to any incidental credit risk exposure to parties administering or servicing the collections thereon or due to the fact that such amounts are not owed (whether due to discounts, rebates, returned goods, setoffs, defenses or otherwise).
“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.
“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under any bonds, debentures, notes or similar instruments, (iii) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but excluding accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations payable by such Person upon an early termination under any Hedging Agreement or (vi) any guarantee or other obligation that has the economic effect of guaranteeing any such Debt.
“Deemed Collections” means all amounts required to be paid in cash by any Originator to the Borrower (whether or not actually paid) pursuant to Section 3.3 of the Purchase and Sale Agreement.

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“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the month that is nine Fiscal Months before such month.
“Defaulted Receivable” means a Pool Receivable:
(a)    as to which any payment, or part thereof, remains unpaid for more than 270 days from the original invoice date for such payment;
(b)    that is a Charged-Off Receivable; or
(c)    as to which an Insolvency Proceeding shall have occurred with respect to the Pool Obligor thereof.
“Defaulting Credit Party” means any Affected Person that (a) has failed to fund any portion of any Loan (whether directly or indirectly) required to be funded by it within two Business Days of the date required to be funded, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations (whether direct or indirect) with respect to any Loan (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Affected Person that it will comply with its obligations (and is financially able to meet such obligations) to fund (whether directly or indirectly) prospective Loans, provided that such Affected Person shall cease to be a Defaulting Credit Party pursuant to this clause (c) upon such requesting Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that an Affected Person shall not be a Defaulting Credit Party solely by virtue of the ownership or acquisition of any equity interest in that Affected Person or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Affected Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Affected Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Affected Person.
“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing:  (a) the aggregate Outstanding Balance of all Pool Receivables that

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were Delinquent Receivables on such day, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.
“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 180 days from the original invoice date for such payment.
“Dilution Amount” means, with respect to any Fiscal Month, an amount equal to the aggregate reduction in the Outstanding Balance of all Pool Receivables in such Fiscal Month (without giving effect to the receipt of any Deemed Collections) resulting from:  (i) defective, rejected or returned goods or services, (ii) revisions, cancellations, allowances, rebates, credit memos, discounts, warranty payments or other voluntary reductions in the amounts actually owed by the applicable Pool Obligor made by the Borrower, any Originator, the Servicer or any of their respective Affiliates (other than as a result of the receipt of Collections), (iii) setoffs, counterclaims or disputes between any Pool Obligor and the Borrower, any Originator, the Servicer or their respective Affiliates (whether arising from the transaction giving rise to a Pool Receivable or any unrelated transaction) or (iv) corrections to the reported Outstanding Balance of any Pool Receivable previously included in the Net Receivables Pool Balance in excess of its actual Outstanding Balance as of the date of such inclusion.
“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the most recent Fiscal Month, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month.
“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the product of (i) 25.00% (or such other percentage reasonably determined by the Administrative Agent, based upon the results of its periodic audits and inspections of the Borrower and the Pool Receivables, to provide an estimate of the portion of Dilution Amounts not attributable to the crediting and rebilling of Pool Receivables) times (ii) the aggregate Dilution Amount with respect to all Pool Receivables for such Fiscal Month, by (b) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the Fiscal Month prior to such Fiscal Month.
“Dilution Reserve Percentage” means, on any day, the product of (a) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recent Fiscal Months, plus (ii) the Dilution Volatility Component, multiplied by (b) the Dilution Horizon Ratio.
“Dilution Volatility Component” means, for any Fiscal Month, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months, times (b) (i) the highest Dilution Ratio for any Fiscal Month during the twelve most recent Fiscal Months, divided by (ii) the arithmetic average of the Dilution Ratios for such twelve Fiscal Months.
“Dollars” and “$” each mean the lawful currency of the United States of America.

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“Electronic Invoice System” means the electronic system or systems from time to time maintained by the Servicer or for the Servicer by third party vendors used in the ordinary course of the Servicer’s business, in either case for purposes of capturing invoice data, creating and/or generating invoices, storing and tracking invoices and otherwise administering invoices with respect to Pool Receivables.

“Eligible Assignee” means (i) any Committed Lender or any of its Affiliates, (ii) any bank or financial institution reasonably acceptable to the Administrative Agent and for so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, consented to by the Borrower (such consent not to be unreasonably withheld or delayed) or (iii) in the case of a Conduit Lender’s assignee, a multi-seller asset backed commercial paper conduit sponsored or administered by such Conduit Lender’s Committed Lender or an Affiliate of such Committed Lender, which commercial paper conduit’s Notes have short-term credit ratings of “A1” (or better) by S&P and “P1” (or better) by Moody’s and for so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, which commercial paper conduit has been consented to by the Borrower (such consent not to be unreasonably withheld or delayed).
“Eligible Receivable” means, at any time of determination, a Pool Receivable:
(a)    (a)    the Pool Obligor of which is: (i) a resident of the United States of America; (ii) not a Sanctioned Person or a Person listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law; (iii) not subject to any Insolvency Proceeding; (iv) not an Affiliate of the Borrower, the Servicer or any Originator; (v) not the Obligor with respect to Defaulted Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables, (vi) not a natural person, and (vii) not an Excluded Obligor;
(b)    that is denominated and payable only in U.S. dollars in the United States of America, and the Pool Obligor with respect to which has been instructed to remit Collections in respect thereof directly to a Lock-Box or Lock-Box Account in the United States of America;
(c)    that does not have a due date which is more than 90 days after the original invoice date of such Receivable;
(d)    that arises under a Contract for the sale of goods or services or the license of software in the ordinary course of the applicable Originator’s business;
(e)    that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Pool Obligor, enforceable against such Pool Obligor in accordance with its terms;

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(f)    that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws then in effect;
(g)    that is not subject to any existing dispute, right of rescission, set-off, counterclaim, hold back defense or other defense against payment or Adverse Claim, in each case, only with respect to the portion of the Outstanding Balance of such Pool Receivable that is subject to such dispute, right of rescission, set-off, counterclaim, defense or Adverse Claim; provided that the deferred revenue liability included in the Specifically Reserved Maintenance Revenue Amount shall not constitute a dispute, right of rescission, set-off, counterclaim, hold back defense or other defense for purposes of this definition;
(h)    that satisfies all applicable requirements of the Credit and Collection Policy;
(i)    that, together with the provisions of the Contract affecting such Receivable, has not been modified, waived or restructured since its creation, except with the written consent of the Administrative Agent and the Majority Group Agents or as otherwise permitted pursuant to Section 8.02 of this Agreement;
(j)    in which the Borrower owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Pool Obligor or any Governmental Authority), giving effect to any applicable provisions of the UCC regarding restrictions or prohibitions on assignment;
(k)    for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;
(l)    that constitutes an “account,” “general intangible” or “chattel paper” and that is not evidenced by an “instrument,” each as defined in the UCC;
(m)    that is neither a Defaulted Receivable nor a Delinquent Receivable;
(n)    that represents amounts earned and payable by the Pool Obligor that are not subject to the performance of additional services or delivery of additional goods by the Originator thereof; provided, however, that if such Receivable is subject to the performance of additional services or delivery of additional goods by the Originator thereof, only the portion of such Receivable attributable to such additional services or goods shall be excluded from Eligible Receivables; and
(o)    which Receivable has been or will be billed or invoiced to the Obligor thereon within the next thirty days (or such longer period consented to by the Administrator and the Group Agents).
“Equity Interest” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or

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interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.
“Euro Rate” means for any day during any Interest Period, the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on the second Business Day preceding the first day of such Interest Period (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of the Euro Rate may also be expressed by the following formula:
One-month Eurodollar rate for U.S. Dollars
shown on Bloomberg US0001M Screen
or appropriate successor
Euro Rate =
1.00 - Euro-Rate Reserve Percentage.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Excess Concentration Amount” means, the sum, without duplication, of:
(a)    the sum of the amounts calculated for each of the Pool Obligors equal to the excess (if any) of (i) the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(b)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 90 days from the original invoice date for such payment over (ii) the product of (x) 15.00%,

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multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(c)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 120 days but less than 151 days from the original invoice date for such payment over (ii) the product of (x) 10.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(d)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 150 days from the original invoice date for such payment over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus
(e)    the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables, the Obligor of which is a Governmental Authority, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;
provided, however, that for the avoidance of doubt, the aggregate amount included in the Excess Concentration Amount at any time with respect to any Pool Obligor’s Eligible Receivables shall not exceed the aggregate Outstanding Balance of all such Pool Obligor’s Eligible Receivables at such time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.
“Excluded Obligor” has the meaning set forth in the Purchase and Sale Agreement.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.06) or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

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“Facility Limit” means, at any time of determination, the aggregate Commitment of all Committed Lenders, which as of the Closing Date is equal to $200,000,000, as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
“Fee Letter” has the meaning set forth in Section 2.03(a).
“Fees” has the meaning set forth in Section 2.03(a).
“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Interest have been paid in full, (ii) all non-contingent Borrower Obligations then owed by the Borrower shall have been paid in full, (iii) all other non-contingent amounts then owing to the Credit Parties and any other Borrower Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.
“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer, the assistant treasurer, director of finance of such Person or any other employee of such Person exercising management control or responsibilities with respect to such Person’s involvement or performance of the transactions contemplated hereby.
“Fiscal Month” means the Servicer’s accounting month, as reported to the Administrative Agent from time to time.

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“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Foreign Obligor” means an Obligor which is organized in or whose principal place of business is in, any country other than the United States.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied; provided, however, that if any Person hereafter changes its accounting standards in accordance with applicable laws and regulations, including those of the SEC, to adopt International Financial Reporting Standards, GAAP with respect to such Person will mean such International Financial Reporting Standards after the effective date of such adoption.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means, (i) for any Conduit Lender, such Conduit Lender, together with such Conduit Lender’s Related Committed Lenders and related Group Agent, (ii) for PNC, PNC as a Committed Lender and as a Group Agent, (iii) for any other Lender that does not have a Related Conduit Lender, such Lender, together with such Lender’s related Group Agent and each other Lender for which such Group Agent acts as a Group Agent hereunder.
“Group A Obligor” means any Pool Obligor with short-term ratings of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “A+” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Al” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group A Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, if (x) a Pool Obligor is wholly owned (directly or indirectly) by a parent company that satisfies that credit ratings requirements for a Group A Obligor or (y) such Pool Obligor’s Pool Receivables are guaranteed by an Affiliate of such Pool Obligor that satisfies that credit ratings requirements for a Group A Obligor, in either case, such Pool Obligor shall constitute a Group A Obligor and, for purposes of determining the “Concentration Reserve Percentage” and for purposes of clause (a) in the definition of “Excess Concentration Amount,” such Pool Obligor shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group A Obligor due to the credit ratings of such parent company or Affiliate (as the case may be).
“Group Agent” means each Person acting as agent on behalf of a Group and designated as the Group Agent for such Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Group Agent for any Group pursuant to an

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Assumption Agreement, an Assignment and Acceptance Agreement or otherwise in accordance with this Agreement.
“Group Agent’s Account” means, with respect to any Group, the account(s) from time to time designated in writing by the applicable Group Agent to the Borrower and the Servicer for purposes of receiving payments to or for the account of the members of such Group hereunder.
“Group B Obligor” means any Pool Obligor that is not a Group A Obligor, with short-term ratings of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB+” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, a rating of at least “Baal” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group B Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, if (x) a Pool Obligor is wholly owned (directly or indirectly) by a parent company that satisfies that credit ratings requirements for a Group B Obligor or (y) such Pool Obligor’s Pool Receivables are guaranteed by an Affiliate of such Pool Obligor that satisfies that credit ratings requirements for a Group B Obligor, in either case, such Pool Obligor shall constitute a Group B Obligor and, for purposes of determining the “Concentration Reserve Percentage” and for purposes of clause (a) in the definition of “Excess Concentration Amount,” such Pool Obligor shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group B Obligor due to the credit ratings of such parent company or Affiliate (as the case may be).
“Group C Obligor” means any Pool Obligor that is not a Group A Obligor or a Group B Obligor, with short-term ratings of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of at least “BBB-” by S&P on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, at least “Baa3” by Moody’s on such Obligor’s long-term senior unsecured and uncredit-enhanced debt securities; provided, however, if such Obligor is rated by only one of such rating agencies, then such Obligor will be a “Group C Obligor” if it satisfies either clause (a) or clause (b) above. Notwithstanding the foregoing, if (x) a Pool Obligor is wholly owned (directly or indirectly) by a parent company that satisfies that credit ratings requirements for a Group C Obligor or (y) such Pool Obligor’s Pool Receivables are guaranteed by an Affiliate of such Pool Obligor that satisfies that credit ratings requirements for a Group C Obligor, in either case, such Pool Obligor shall constitute a Group C Obligor and, for purposes of determining the “Concentration Reserve Percentage” and for purposes of clause (a) in the definition of “Excess Concentration Amount,” such Pool Obligor shall be aggregated with such parent company or Affiliate (as the case may be) and with each other Pool Obligor classified as a Group C Obligor due to the credit ratings of such parent company or Affiliate (as the case may be).
“Group Commitment” means, with respect to any Group, at any time of determination, the aggregate Commitments of all Committed Lenders within such Group.

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“Group D Obligor” means any Pool Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Person shall be a Hedging Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Manager” means a natural person appointed as an “ Independent Manager” of the Borrower in accordance with and as defined in the Borrower’s Limited Liability Company Agreement who (A) for the five-year period prior to his or her appointment as an “Independent Manager” of the Borrower has not been, and during the continuation of his or her service as an “Independent Manager” of the Borrower is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower, its sole member or any of their respective Affiliates (other than his or her service as an “Independent Manager” of the Borrower); (ii) a customer or supplier of the Borrower, its sole member or any of their respective Affiliates (other than his or her service as an “Independent Manager” of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) (i) has prior experience as an independent director, manager or partner for an entity involved in a structured financing transaction whose charter documents require the consent of all independent directors, managers or partners thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (ii) is providing its services as an “Independent Manager” of the Borrower through a recognized third party provider of professional independent director, manager or partner services in the ordinary course of its business.
“Information” has the meaning set forth in Section 13.06.
“Information Package” means a report, in substantially the form of Exhibit E.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Inspection” has the meaning set forth in Section 7.01(g).

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“Intended Tax Treatment” has the meaning set forth in Section 13.14.
“Intercreditor Agreement” means the Intercreditor Agreement, dated as of November 21, 2014 by and among JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the NCR Credit Agreement and the “Guarantee and Collateral Agreement” as defined therein, PNC, as Administrative Agent, NCR and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Interest” means, for each Loan for any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with Section 2.03(b).
“Interest Period” means: (a) before the Termination Date: (i) initially the period commencing on the date of the initial Loan pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) or, in the absence of any such selection, each period of 30 days from the last day of the preceding Interest Period.
“Interest Rate” means, for any day in any Interest Period for any Loan (or any portion of Capital thereof):
(a)    if such Loan (or such portion of Capital thereof) is being funded by a Conduit Lender on such day through the issuance of Notes, the applicable CP Rate; or
(b)    if such Loan (or such portion of Capital thereof) is being funded by any Lender on such day other than through the issuance of Notes (including, without limitation, if a Conduit Lender is then funding such Loan (or such portion or Capital thereof) under a Program Support Agreement, or if a Committed Lender is then funding such Loan (or such portion or Capital thereof)), the applicable Bank Rate;
provided, however, that no provision of this Agreement or the RFA Notes shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; and provided, further, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.
“IRS” means the United States Internal Revenue Service.
“Lenders” means the Conduit Lenders and the Committed Lenders.

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“Level 1 Ratings Trigger” shall be deemed to be in effect at any time when (i) NCR has a long-term “corporate family rating” of less than “Ba3” by Moody’s or does not have a long-term “corporate family rating” from Moody’s or (ii) NCR has a long-term “corporate credit rating” of less than “BB-” by S&P or does not have a long-term “corporate credit rating” from S&P.
“LIBOR Rate” means (i) for any Lender with which the Borrower has agreed in writing that its LIBOR Rate shall be LMIR, LMIR, or (ii) for any other Lender (including, as of the Closing Date, PNC and BTMU), the Euro Rate.

“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the applicable Group Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one-month Eurodollar rate for U.S. dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:
One-month Eurodollar rate for U.S. Dollars
shown on Bloomberg US0001M Screen
or appropriate successor
LMIR     =
1.00 - Euro-Rate Reserve Percentage.

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.
“Loan” means any loan made by a Lender pursuant to Section 2.02.
“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Group Agents pursuant to Section 2.02(a).
“Lock-Box” means each locked postal box with respect to which a Lock-Box Bank who has executed a Lock-Box Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Pool Receivables and which is linked to a Lock-Box Account listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).
“Lock-Box Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Lock-Box Account in accordance with the terms hereof) (in each case, in the name of the Borrower)

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and maintained at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.
“Lock-Box Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Lock-Box Bank, governing the terms of the related Lock-Box Accounts, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.
“Loss Horizon Eight Months Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the eight most recent Fiscal Months, by (b) the Net Receivables Pool Balance as of such date.
“Loss Horizon Five Months Ratio” means, at any time of determination, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables originated by the Originators during the five most recent Fiscal Months, by (b) the Net Receivables Pool Balance as of such date.
“Loss Reserve Percentage” means, at any time of determination, the sum of (a) 85.00% times the product of (i) 2.25, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Five Months Ratio, plus (b) 15.00% times the product of (i) 2.25, times (ii) the highest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months, times (iii) the Loss Horizon Eight Months Ratio.
“Majority Group Agents” means one or more Group Agents which in its Group, or their combined Groups, as the case may be, have Committed Lenders representing more than 50% of the aggregate Commitments of all Committed Lenders in all Groups (or, if the Commitments have been terminated, have Lenders representing more than 50% of the Aggregate Capital); provided, however, that so long as there are two or more Groups party hereto, no less than two Group Agents shall constitute the Majority Group Agents.
“Material Adverse Effect” means, with respect to any event or circumstance and with respect to any Person (or if no Person is specified, with respect to the Borrower, the Originators and the Servicer), a material adverse effect on:
(a)    the assets, operations, business or financial condition of such Person;
(b)    the ability of any such Person to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

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(c)    the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables; or
(d)    the status, perfection, enforceability or priority of the interest of the Administrative Agent (for the benefit of the Secured Parties) in the Pool Receivables.
“Material Indebtedness” means Debt (other than Debt under the Transaction Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower, the Servicer or an Originator in an aggregate principal amount of (i) $50,000,000 or more, in the case of Debt or Hedging Agreements of or guaranteed by the Servicer or an Originator and (ii) $15,325 or more, in the case of Debt or Hedging Agreements of the Borrower. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower, the Servicer or an Originator in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means the earlier to occur of (a) the date occurring 365 days following the Scheduled Termination Date and (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01.
“Minimum Dilution Reserve Percentage” means, on any day, the product of (a) the average of the Dilution Ratios for the twelve most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.
“Monthly Settlement Date” means the 26th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“NCR” has the meaning set forth in the preamble to this Agreement.
“NCR Credit Agreement” means the Credit Agreement, dated as of August 22, 2011, as amended and restated as of July 25, 2013, among NCR, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the various financial institutions party thereto as joint lead arrangers, joint bookrunners, co-documentation agents, joint syndication agents and joint senior managing agents, as amended, supplemented or otherwise modified from time to time.
“Net Receivables Pool Balance” means, at any time of determination: (a) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration Amount.

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“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Lender to fund its investments in accounts receivable or other financial assets.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments under such Receivable pursuant to the Contract relating to such Receivable.
“Obligor Percentage” means, at any time of determination, for each Pool Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of clause (a) of the Excess Concentration Amount with respect to such Obligor and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time.
“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case with the prior written consent of the Administrative Agent.
“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or RFA Note except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).
“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal amount of such Receivable; provided, that the Outstanding Balance of a Charged-Off Receivable shall be zero.
“Participant” has the meaning set forth in Section 13.03(e).
“Participant Register” has the meaning set forth in Section 13.03(f).
“PATRIOT Act” has the meaning set forth in Section 13.15.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and with respect to which the Borrower or any of its ERISA Affiliates may have any liability, contingent or otherwise.

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“Performance Guaranty” means any performance guaranty executed and delivered by NCR in favor of the Administrative Agent for the benefit of the Credit Parties pursuant to Section 4.3(d) of the Purchase and Sale Agreement, as any such performance guaranty may be amended, restated, supplemented or otherwise modified from time to time.
“Permitted Revolver Pledge” means the grant of a security interest in the Subordinated Notes to JPMorgan Chase Bank, N.A., as collateral agent, pursuant to the NCR Credit Agreement and the “Collateral Agreement” and “Security Documents” as defined therein.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“PNC” has the meaning set forth in the preamble to this Agreement.
“Pool Obligor” means an Obligor under a Pool Receivable.
“Pool Receivable” means a Receivable in the Receivables Pool.
“Portion of Capital” means, with respect to any Lender and its related Capital, the portion of such Capital being funded or maintained by such Lender by reference to a particular interest rate basis.
“Pro Rata Percentage” means, at any time of determination, with respect to any Committed Lender, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of all Loans being funded by the Lenders in such Committed Lender’s Group at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Committed Lenders at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.
“Program Support Provider” means, with respect to a Conduit Lender, any bank, insurance company or other funding institution providing liquidity, credit enhancement or back-up purchase support or facilities to such Conduit Lender.
“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among NCR, as an Originator, the other Originators from time to time part thereto, and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Purchase and Sale Termination Event” has the meaning set forth in the Purchase and Sale Agreement.
“Rating Agency” means each of S&P, Fitch and Moody’s, to the extent then rating the Notes of any Conduit Lender (and/or each other rating agency then rating the Notes of any Conduit Lender).

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“Receivable” means any right to payment of a monetary obligation owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods, for services rendered or the license of software, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Purchase and Sale Agreement prior to the Termination Date.
“Register” has the meaning set forth in Section 13.03(c).
“Reinvestment” has the meaning set forth in Section 3.01(a).
“Related Committed Lender” means with respect to any Conduit Lender, each Committed Lender listed as such for each Conduit Lender as set forth on the signature pages of this Agreement or in any Assumption Agreement.
“Related Conduit Lender” means, with respect to any Committed Lender, each Conduit Lender which is, or pursuant to any Assignment and Acceptance Agreement or Assumption Agreement or otherwise pursuant to this Agreement becomes, included as a Conduit Lender in such Committed Lender’s Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement, Assumption Agreement or other agreement executed by such Committed Lender, as the case may be.
“Related Indemnified Party” means, with respect to any Person, such Person’s Related Parties and any other Person through which such first Person may claim reimbursement, compensation, contribution or indemnity hereunder by virtue of its relationship with such other Person.
“Related Party” means, with respect to any Person, such Person’s Affiliates and the officers, directors, managers, agents and employees of such Person and its Affiliates.
“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.
“Related Security” means, with respect to any Pool Receivable:
(a)    all of the Borrower’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale or license of which gave rise to such Receivable;
(b)    all instruments and chattel paper that may evidence such Receivable;

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(c)    all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    solely to the extent applicable to such Receivable, all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements or arrangements constituting supporting obligations supporting payment and/or performance of any of the foregoing;
(e)     all books and records of the Borrower and each Originator with respect to the foregoing;
(f)    all of the Borrower’s rights, interests and claims under the Purchase and Sale Agreement with respect to such Receivable; and
(g)    all proceeds of the foregoing.
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived).
“Required Capital Amount” means, at any time of determination, an amount equal to the Total Reserves at such time.
“Restricted Payments” has the meaning set forth in Section 7.01(s).
“RFA Notes” has the meaning set forth in Section 2.05.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.
“Sanctioned Country”  means a country subject to a sanctions program identified by the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Sanctioned Person” means any Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
“Scheduled Termination Date” means November 21, 2016.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

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“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.
“Servicer” has the meaning set forth in the preamble to this Agreement.
“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).
“Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).
“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.
“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.
“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Fees, (i) prior to the Termination Date, the Monthly Settlement Date and (ii) on and after the Termination Date, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Group Agents) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Group Agents) may select such Settlement Date to occur as frequently as daily) or, in the absence of such selection, the Monthly Settlement Date.
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair value of the assets of such Person exceeds the liabilities of such Person, (ii) the fair value of the assets of such Person exceeds the probable liability on such Person’s debts as such debts become absolute and matured, (iii) such Person is able to pay its debts as they mature and (iv) such Person’s capital is not unreasonably small for the business in which it is engaged.
“Specifically Reserved Maintenance Revenue Amount” means the lesser of (i) the amount then included in the deferred revenue liability reported on the Originators’ books and records in respect of payments made by Persons that are Obligors on Eligible Receivables for goods or services that have not yet been delivered or performed by the Originators (and, for the avoidance of doubt, excluding any portion of such deferred revenue liability in respect of outstanding Receivables, rather than payments, that remain subject to the performance of additional services or delivery of additional goods by Originators) and (ii) the aggregate Outstanding Balance of the Eligible Receivables then owing by such Obligors.
“Subordinated Note” has the meaning set forth in the Purchase and Sale Agreement.
“Sub-Servicer” has the meaning set forth in Section 8.01(d).
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01, (c) the Purchase and Sale Termination Date (as defined in the Purchase and Sale Agreement) with respect to all remaining Originators, and (d) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).
“Termination Event” has the meaning set forth in Section 9.01. For the avoidance of doubt, a Termination Event shall occur only after applicable cure periods, if any, specified in Section 9.01 have expired, and any Termination Event that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.
“Total Reserves” means, at any time of determination, the product of (a) the sum of: (i) the Yield Reserve Percentage, plus (ii) the greater of (x) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (y) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (b) the Adjusted Net Receivables Pool Balance on such day.
“Transaction Documents” means this Agreement, the RFA Notes, the Purchase and Sale Agreement, the Lock-Box Agreements, the Fee Letter, the Intercreditor Agreement, each Subordinated Note, any Performance Guaranty, the Borrower’s Limited Liability Company Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Transaction Information” means any information provided to any Rating Agency for the purpose of such Rating Agency providing or proposing to provide a rating of any Notes or monitoring such rating including, without limitation, any such information relating to the Borrower, the Originator, the Servicer or the Pool Receivables.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
“Unmatured Termination Event” means an event that but for notice or lapse of time or both would constitute a Termination Event.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(D).
“Victory” means Victory Receivables Corporation, a Delaware corporation.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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“Withholding Agent” means the Borrower, the Servicer or the Administrative Agent.
“Yield Reserve Percentage” means, at any time of determination:
1.50 x DSO x (BR + SFR)
360
where:

BR	= the Base Rate;

DSO	= the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	= the Servicing Fee Rate.
SECTION 1.02.     Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement (and the words “thereof,” “therein” and “thereunder” have a corresponding meaning when used with other agreements or documents); (c) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law where a particular date or timeframe is relevant refer to that Applicable Law as amended or otherwise modified and as in effect on such date or within such timeframe and, if applicable, includes any successor Applicable Law; (f) references to any agreement where a particular date or timeframe is relevant refer to that agreement as amended or otherwise modified and as in effect on such date or within such timeframe; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings and captions are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

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ARTICLE II
TERMS OF THE LOANS
SECTION 2.01.     Loan Facility. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Conduit Lenders, ratably, in accordance with the aggregate of the Commitments of the Related Committed Lenders with respect to each such Conduit Lender, severally and not jointly, may, in their sole discretion, make Loans to the Borrower on a revolving basis, and if and to the extent any Conduit Lender does not make any such requested Loan or if any Group does not include a Conduit Lender, the Related Committed Lender(s) for such Conduit Lender or the Committed Lender for such Group, as the case may be, shall, ratably in accordance with their respective Commitments, severally and not jointly, make such Loans to the Borrower, in either case, from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan to the extent that, after giving effect to such Loan and all other Loans being made on such date:
(i)    the Aggregate Capital would exceed the Facility Limit;
(ii)    the sum of (A) the Capital of such Lender, plus (B) the aggregate outstanding Capital of each other Lender in its Group, would exceed the Group Commitment of such Lender’s Group;
(iii)    if such Lender is a Committed Lender, the aggregate outstanding Capital of such Committed Lender would exceed its Commitment; or
(iv)    the Aggregate Capital would exceed the Borrowing Base.
SECTION 2.02.     Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made on at least one (1) Business Day’s prior written request from the Borrower to the Administrative Agent and each Group Agent in the form of a Loan Request attached hereto as Exhibit A. Each such request for a Loan shall be made no later than 11:00 a.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $1,000,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Groups (which shall be ratable based on the Group Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).
(b)    On the date of each Loan, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article V and in accordance with the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.
(c)    Each Committed Lender’s obligation shall be several, such that the failure of any Committed Lender to make available to the Borrower any funds in connection with any Loan shall not relieve any other Committed Lender of any obligation hereunder to make funds available on the date such Loans are requested (it being understood, that no Committed Lender

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shall be responsible for the failure of any other Committed Lender to make funds available to the Borrower in connection with any Loan hereunder).
(d)    The Borrower shall repay in full the outstanding Capital of each Lender on the Maturity Date. Prior thereto, the Borrower shall on each Settlement Date, make a prepayment of the outstanding Capital of the Lenders to the extent required under Section 3.01 in accordance with such Section. Without limiting the foregoing, on each Settlement Date the Borrower shall be obligated (without regard to the amount of Collections then available) to prepay the Capital of the Lenders to the extent necessary to cause no Borrowing Base Deficit (determined using the Borrowing Base calculated as of the last day of the preceding Fiscal Month assuming that the amount described in clause (a)(ii) of the definition of “Borrowing Base” is zero) to exist. Notwithstanding the foregoing, the Borrower, in its discretion, shall have the right to make a prepayment, in whole or in part, of the outstanding Capital of the Lenders (together with any accrued Interest and Fees in respect of such prepaid Capital): (i) on any Business Day upon two (2) Business Days’ prior written notice (each, a “Reduction Notice”) thereof to the Administrative Agent and each Group Agent; provided, however, that each such prepayment shall be in a minimum aggregate amount of $1,000,000 and shall be an integral multiple of $100,000 or (ii) within the same Business Day if requested by 10:00 a.m. (New York City time), or on the following Business Day if requested after such time, and without any minimum amount requirement, for the purpose of curing any Borrowing Base Deficit.
(e)    The Borrower may, at any time upon at least fifteen (15) days prior written notice to the Administrative Agent and each Group Agent, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part; provided, however, that no such reduction shall reduce the Facility Limit to an amount less than the Aggregate Capital at such time (after giving effect to any repayment of the Aggregate Capital pursuant to clause (f) below). Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $2,000,000 and shall be an integral multiple of $100,000, and no such reduction (other than a reduction of the Facility Limit to zero) shall reduce the Facility Limit to an amount less than $75,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Committed Lender shall be ratably reduced.
(f)    In connection with any reduction of the Commitments, the Borrower shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Lenders, cash in an amount sufficient to pay (A) the Capital of the Lenders in each Group in excess of the Group Commitment of such Group following such reduction, (B) accrued Interest and Fees in respect of the portion of Capital being prepaid, (C) any associated Breakage Fees and (D) to the extent there are any other non-contingent Borrower Obligations then due and owing by the Borrower, the portion of the amount of such Borrower Obligations described in clause (D) above equal to the ratio of the reduction of the Commitments being effected relative to the amount of the Commitments immediately prior to such reduction. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of any remaining outstanding Borrower Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.
SECTION 2.03.     Interest and Fees.

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(a)    On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each Group Agent, each Lender and the Administrative Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower, the members of the applicable Group (or their Group Agent on their behalf) and/or the Administrative Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).
(b)    The Capital of each Lender shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Lender. The Borrower shall pay all Interest, Fees and Breakage Fees accrued during each Interest Period on the immediately following Settlement Date in accordance with the terms and priorities for payment set forth in Section 3.01.
SECTION 2.04.     Records of Loans. Each Group Agent shall record on the applicable RFA Note or in its records, the date and amount of each Loan made by the Lenders in its Group hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 13.03(c), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not affect the obligations of the Borrower hereunder or under the other Transaction Documents.
SECTION 2.05.     RFA Notes. All Loans made by each Lender hereunder shall be evidenced by a promissory note (as amended, modified, extended or replaced from time to time, each a “RFA Note”) substantially in the form attached hereto as Exhibit H, with appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, payable by the Borrower to such Lender. The RFA Notes, when signed by an authorized officer of the Borrower and delivered in accordance with the terms of this Agreement, will be duly executed and issued, and will be binding upon the Borrower. Each RFA Note shall be executed by manual or facsimile signature by the Borrower. RFA Notes bearing the manual or facsimile signature of the individual who was, at the time when such signature was affixed, authorized to sign on behalf of the Borrower shall not be rendered invalid, notwithstanding that such individual has ceased to be so authorized prior to the delivery of such RFA Notes or does not hold such office at the date of such RFA Notes.
ARTICLE III
SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS
SECTION 3.01.     Settlement Procedures.
(a)    The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account approved by the Administrative Agent), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Borrower or received in any Lock-Box or Lock-Box Account; provided, however, that the Servicer may from time to time release to the Borrower from such Collections any amounts

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permitted to be released under Section 5.03 and applied by the Borrower towards the purchase price for any Receivables acquired by the Borrower under the Purchase and Sale Agreement (each such release, a “Reinvestment”). On each Settlement Date, the Servicer (or, following its assumption of control of the Lock-Box Accounts, the Administrative Agent) shall, distribute such Collections in the following order of priority:
(i)    first, to each Lock-Box Bank, the amount of any fees, costs or expenses payable to such Lock-Box Bank by the Borrower in connection with maintaining its related Lock-Box Account(s) to the extent that such Lock-Box Bank is permitted to debit or otherwise pay itself such fees, costs or expenses from funds on deposit in such Lock-Box Account(s) pursuant to the terms of the applicable Lock-Box Agreement; provided, that the payment of such fees, costs and expenses from Collections on deposit in such Lock-Box Accounts on days other than Settlement Dates in accordance with the terms of the applicable Lock-Box Agreements shall not constitute a breach or default under this Agreement for any purpose;
(ii)    second, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Interest Period (plus, if applicable, the amount of Servicing Fees payable for any prior Interest Period to the extent such amount has not been distributed to the Servicer);
(iii)    third, to each Lender and other Credit Party (ratably, based on the amount then due and owing), all accrued and unpaid Interest and Fees and Breakage Fees due to such Lender and other Credit Party for the immediately preceding Interest Period, plus, if applicable, the amount of any such Interest, Fees and Breakage Fees payable for any prior Interest Period to the extent such amount has not been distributed to such Lender or Credit Party;
(iv)    fourth, as set forth in clause (x) or (y) below, as applicable:
(x)    prior to the occurrence of the Termination Date, to the Lenders (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment of a portion of the outstanding Aggregate Capital at such time, an aggregate amount (if any) necessary to cause no Borrowing Base Deficit (determined using the Borrowing Base calculated as of the last day of the preceding Fiscal Month assuming that the amount described in clause (a)(ii) of the definition of “Borrowing Base” is zero) to exist; or
(y)    on and after the occurrence of the Termination Date, to each Lender (ratably, based on the aggregate outstanding Capital of each Lender at such time) for the payment in full of the aggregate outstanding Capital of such Lender at such time;
(v)    fifth, to the Credit Parties, the Affected Persons, the Borrower Indemnified Parties and the Lock-Box Bank (ratably, based on the amount due and owing at such time), for the payment of all other Borrower Obligations then due and owing by the

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Borrower to the Credit Parties, the Affected Persons, the Borrower Indemnified Parties and the Lock-Box Bank (including any amounts payable under Sections 4.01, 4.03, 12.01 or 13.04 or under the Lock-Box Agreement);
(vi)    sixth, to the Borrower, the amount of any accrued and unpaid interest on the Subordinated Notes, which amount the Borrower shall pay to the applicable Originator(s);
(vii)    seventh, prior to the occurrence of the Termination Date, at the election of the Borrower and in accordance with Section 2.02(d), to the payment of all or any portion of the outstanding Capital of the Lenders at such time (ratably, based on the aggregate outstanding Capital of each Lender at such time);
(viii)    eighth, to the Borrower, the amount of any unpaid purchase price payable by the Borrower to the Originators for Pool Receivables under the Purchase and Sale Agreement to the extent required to be paid in cash on such Settlement Date, which amount the Borrower shall pay to the applicable Originator(s);
(ix)    ninth, to the Borrower, the amount of any principal then due and payable on the Subordinated Notes, which amount the Borrower shall pay to the applicable Originator(s); and
(x)    tenth, the remaining balance, if any, to the Borrower for its own account.
If the Servicer receives any cash payments or cash distributions from the Borrower or from Collections during any Interest Period (including in respect of Servicing Fees, expenses, or dividends) at any time during which a Borrowing Base Deficit existed or resulted from such payments or distributions (other than payments or distributions made to the Servicer on Settlement Dates pursuant to Section 3.01(a)), the Servicer shall return the amount of all such payments and distributions to the Borrower on the first Settlement Date following such Interest Period to be treated as Collections and applied in accordance with the priorities set forth in Section 3.01(a); provided, however, that the Servicer may net from the amount it is required to return to the Borrower, the amount (if any) that would otherwise be paid to the Servicer on such Settlement Date pursuant to Section 3.01(a) from available Collections (including Collections returned to the Borrower by the Servicer pursuant to this paragraph and by the Originators pursuant to Section 3.4 of the Purchase and Sale Agreement).  If any delay by the Servicer to pay over such amounts causes the Borrower to incur the obligation to pay additional interest or fees in respect of such amounts, the Servicer shall additionally pay over to the Borrower, to treated as Collections and applied in accordance with the priorities set forth in Section 3.01(a), an amount sufficient to compensate the Borrower for the amount of such interest and fees.
(b)    All payments or distributions to be made by the Servicer, the Borrower and any other Person to the Lenders (or their respective related Affected Persons and the Borrower Indemnified Parties), shall be paid or distributed to the related Group Agent at its Group Agent’s Account. Each Group Agent, upon its receipt in the applicable Group Agent’s Account of any such payments or distributions, shall distribute such amounts to the applicable Lenders, Affected Persons and the Borrower Indemnified Parties within its Group ratably;

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provided that if such Group Agent shall have received insufficient funds to pay all of the above amounts in full on any such date, such Group Agent shall pay such amounts to the applicable Lenders, Affected Persons and the Borrower Indemnified Parties within its Group in accordance with the priority of payments set forth above, and with respect to any such category above for which there are insufficient funds to pay all amounts owing on such date, ratably (based on the amounts in such categories owing to each such Person in such Group) among all such Persons in such Group entitled to payment thereof.
(c)    If and to the extent the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party shall be required for any reason to return to the Borrower or any underlying Obligor (including to any trustee, receiver, custodian or similar official thereof as a result of any Insolvency Proceeding with respect to the Borrower or such Obligor) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Credit Party, such Affected Person or such Borrower Indemnified Party, as the case may be, shall have a claim (which claim may be contingent or subject to defenses) against the Borrower for such amount.
(d)    If on any day any Originator is required to make a cash payment of Deemed Collections to the Borrower under the Purchase and Sale Agreement, the Borrower shall deposit (or cause to be deposited) the amount of such Deemed Collections to a Lock-Box Account for application as Collections in accordance with Section 3.01(a). The Borrower shall promptly enforce the Originators’ obligations to pay Deemed Collections in accordance with the terms of the Purchase and Sale Agreement.
(e)    Except as otherwise required by Applicable Law or the relevant Contract and subject to the provisions of the Intercreditor Agreement, all Collections received from a Pool Obligor in payment of any Pool Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables.
SECTION 3.02.     Payments and Computations, Etc. (a) All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Credit Party, any Affected Person or any Borrower Indemnified Party hereunder shall be initiated by wire transfer no later than 11:00 a.m. (New York City time) on the day when due in same day funds to the applicable Group Agent’s Account.
(b)    Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid by it when due hereunder, at an interest rate per annum equal to 2.00% per annum above the Base Rate, payable on demand and compounded monthly on each Monthly Settlement Date.
(c)    All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other

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than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.
(d)    Solely for purposes of reporting information regarding the Pool Receivables, the Net Receivables Pool Balance and the Borrowing Base in any Information Package, Loan Request or similar report or certification, the portion of the Pool Receivables’ aggregate Outstanding Balance that (x) is subject to potential set-off or a similar right of offset or that remains subject to the performance of additional services or delivery of additional goods by the Originators or (y) will be billed or invoiced to the Obligor thereon within the next thirty days (or such longer period consented to by the Administrator and the Group Agents) as contemplated by clause (o) of the definition of “Eligible Receivable,” the Seller and the Servicer shall either (i) report the actual amount thereof or (ii) report an estimate of such amount calculated in manner and using assumptions approved by the Administrative Agent in consultation with the Servicer, and reporting such an estimate shall not be deemed to constitute a default under or breach of this Agreement or any other Transaction Document. For the avoidance of doubt, the reporting and use of such an estimated amount pursuant to this paragraph shall not derogate from (x) any obligation of the Seller to ensure that no Borrowing Base Deficit exists based upon the actual portion of the Pool Receivables’ aggregate Outstanding Balance that is subject to potential set-off or a similar right of offset or that remains subject to the performance of additional services or delivery of additional goods by the Originators or (y) any obligation of the Seller or the Servicer to notify the other parties hereto that a Borrowing Base Deficit exists based upon such actual amounts.
ARTICLE IV
INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY INTEREST
SECTION 4.01.     Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Person (except any reserve requirement reflected in the LIBOR Rate);
(ii)    subject any Affected Person to any Taxes (other than (A) Indemnified Taxes, (B) clauses (b) through (d) of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income, profits or revenue) on its loans, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Affected Person or the London interbank market any other condition, cost or expense affecting the Collateral, this Agreement, any other Transaction Document, any Program Support Agreement, or any Loan made by, or supported by, such Affected Person;

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and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent, a Group Agent or a Lender hereunder or as a Program Support Provider with respect to a Lender for the transactions contemplated hereby, (B) funding or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Affected Person hereunder or under the RFA Notes (whether of principal, interest or otherwise), then, beginning on the Settlement Date following the Fiscal Month during which the Borrower received written demand therefor, the Borrower will pay to such Affected Person, in accordance with Section 3.01(a), such additional amount or amounts as will compensate such Affected Person for such additional costs or expenses incurred or reduction suffered.
(b)    Capital Requirements. If any Affected Person determines that any Change in Law regarding capital requirements or liquidity has had or would have the effect of reducing the rate of return on such Affected Person’s capital as a consequence of this Agreement, the Commitments of or the Loans made or supported by such Affected Person, in each case to a level below that which such Affected Person could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies with respect to capital adequacy and liquidity), then, beginning on the Settlement Date following the Fiscal Month during which the Borrower received written demand therefor, the Borrower will pay to such Affected Person, in accordance with Section 3.01(a), such additional amount or amounts as will compensate such Affected Person for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Group Agent or Lender on behalf of the related Affected Person setting forth the amount or amounts necessary to compensate such Affected Person as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.
(d)    Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Affected Person (or its related Group Agent or Lender on its behalf) notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 4.02.     Funding Losses.
(a)    The Borrower will pay each Lender all Breakage Fees.
(b)    A certificate of a Lender (or its Group Agent on its behalf) setting forth the amount or amounts necessary to compensate such Lender, as specified in clause (a) above and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall, subject to the priorities of payment set forth in Section 3.01, pay such Lender the amount shown

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as due on any such certificate beginning on the first Settlement Date following the Fiscal Month during which the Borrower received such certificate.
SECTION 4.03.     Taxes.
(a)    Withholding of Taxes; Gross-Up. Each payment by the Borrower under this Agreement or any other Transaction Document to any Affected Person shall be made without withholding for any Taxes, unless such withholding is required by any Applicable Law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with Applicable Law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Affected Person receives the amount it would have received had no such withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by or on behalf of the Borrower to a Governmental Authority pursuant to this Agreement, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Affected Person receiving any payment under any Transaction Document for any Indemnified Taxes that are paid or payable by such Affected Person in connection with this Agreement (including amounts paid or payable under this paragraph) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid by the Borrower beginning on the Settlement Date following the Fiscal Month during which the Borrower receives a certificate from the related Group Agent of such Affected Person (with a copy to the Administrative Agent) stating the amount of any Indemnified Taxes so paid or payable by such Affected Person and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(e)    Indemnification of the Administrative Agent by Affected Persons. Each Affected Person shall severally indemnify the Administrative Agent (i) for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified (or is not already scheduled to indemnify) the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to the failure of such Lender, its Related Conduit Lender or any of their respective Affiliates that are

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Affected Persons to comply with Section 13.03(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, its Related Conduit Lender or any of their respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid by the Settlement Date following the Fiscal Month during which the Administrative Agent delivers to the applicable Affected Person a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Transaction Document shall deliver to each Withholding Agent, at the time or times reasonably requested by such Withholding Agent, such properly completed and executed documentation reasonably requested by such Withholding Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Affected Person receiving any payment under any Transaction Document, if requested by any Withholding Agent, shall deliver such other documentation prescribed by law or reasonably requested by such Withholding Agent as will enable such Withholding Agent to determine whether or not such Affected Person is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of paragraph (f)(ii) below) shall not be required if in such Affected Person’s judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Affected Person. Upon the reasonable request of any Withholding Agent, an Affected Person shall update any form or certification previously delivered pursuant to this Section 4.03(f). If any form or certification previously delivered pursuant to this Section 4.03(f) expires or becomes obsolete or inaccurate in any respect with respect to any Affected Person, such Affected Person shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify each Withholding Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding any other provision of this paragraph, a Withholding Agent shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver.
(ii)    Without limiting the generality of the foregoing, each Affected Person receiving any payment under any Transaction Document shall, if it is legally eligible to do so, deliver to each Withholding Agent (in such number of copies as is reasonably requested by such Withholding Agent) on or prior to the date on which such Affected Person becomes a party hereto (or if not a party hereto, on or prior to the date on which it would, contingently or otherwise, become entitled to any payments hereunder), duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of an Affected Person receiving a payment under any Transaction Document that is a U.S. Person, IRS Form W-9

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certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    in the case of an Affected Person receiving a payment under any Transaction Document, other than a U.S. Person, that is claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of an Affected Person receiving a payment under any Transaction Document, other than a U.S. Person, for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;
(D)    in the case of an Affected Person receiving a payment under any Transaction Document, other than a U.S. Person, claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W‑8BEN (or IRS Form W-8BEN-E, as applicable) and (2) a certificate to the effect that such Affected Person is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (each, a “U.S. Tax Compliance Certificate”);
(E)     in the case of an Affected Person receiving a payment under any Transaction Document, other than a U.S. Person, that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner, partner of such partnership or participant if such beneficial owner, partner or participant were a Lender; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Compliance Certificate on behalf of such partners; or
(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together

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with such supplementary documentation as shall be necessary to enable each Withholding Agent to determine the amount of Tax (if any) required by Applicable Law to be withheld.
(iii)    If a payment received by an Affected Person under any Transaction Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to any Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Withholding Agent as may be necessary for such Withholding Agent to comply with its obligations under FATCA, to determine that such Affected Person has or has not complied with such Affected Person’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f)(iii), “FATCA” shall include any and all amendments made to FATCA after the date of this Agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with FATCA.
(g)    Treatment of Certain Refunds. If any Affected Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). In the event such Affected Person is required to repay such refund to the relevant Governmental Authority, such indemnifying party shall repay to such Affected Person , upon the request of the related Group Agent on behalf of such Affected Person (or in the event such indemnifying party is the Borrower, in accordance with Section 3.01(a) beginning on the Settlement Date following the Fiscal Month during which the Borrower has received such request), the amount of the refund paid by such Affected Person to such indemnifying party pursuant to the prior sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). Notwithstanding anything to the contrary in this paragraph, in no event will any Affected Person be required to pay any amount to any indemnifying party pursuant to this paragraph if such payment would place such Affected Person in a less favorable position (on a net after-Tax basis) than such Affected Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any Affected Person to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Credit Party or any other Affected Person, the termination of the Commitments

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and the repayment, satisfaction or discharge of all the Borrower obligations and the Servicer’s obligations hereunder.
(i)    Intended Tax Treatment. Notwithstanding anything to the contrary herein or in any other Transaction Document, all parties to this Agreement covenant and agree to treat each Loan under this Agreement as debt (and all Interest as interest) for all federal, state, local and franchise tax purposes and agree not to take any position on any tax return inconsistent with the foregoing.
(j)    References to Applicable Law. All references to Applicable Law in this Section 4.03 shall be deemed to include FATCA.
SECTION 4.04.     Inability to Determine LMIR; Change in Legality.
(a)    If any Group Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant day are not available, (ii) adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such day or (iii) the LIBOR Rate determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Group Agent) of maintaining any Portion of Capital during such day, such Group Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Borrower on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at the Bank Rate determined by reference to the LIBOR Rate unless and until such Group Agent shall have given notice to the Borrower that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at the Bank Rate determined by reference to the LIBOR Rate, such Bank Rate shall automatically and immediately be converted to the Bank Rate determined by reference to the Base Rate.
(b)    If on any day, any Group Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to the LIBOR Rate, such Group Agent shall notify the Borrower and the Administrative Agent thereof. Upon receipt of such notice, until the applicable Group Agent notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to the LIBOR Rate and (ii) the Interest for any outstanding portions of Capital then funded at the Bank Rate determined by reference to the LIBOR Rate shall automatically and immediately be converted to the Bank Rate determined by reference to the Base Rate.
SECTION 4.05.     Security Interest.
(a)    As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement, the RFA Notes or any other Transaction Document, including the punctual payment when due of the

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Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Purchase and Sale Agreement, (vi) without duplication of the foregoing, all of its accounts, general intangibles (including payment intangibles), deposit accounts, investment property, financial assets, instruments, chattel paper and letter-of-credit rights, (vii) all supporting obligations relating to the foregoing and (viii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.
(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent (for the benefit of the Secured Parties) to file financing statements in each jurisdiction the Administrative Agent deems necessary and appropriate to perfect its security interest in the Collateral, describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
(c)    Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that (i) in connection with any such Final Payout Date, the Administrative Agent shall promptly send notice thereof to each Lock-Box Bank for the purposes of terminating the related Lock-Box Agreements and (ii) promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the sole expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.
SECTION 4.06.     Mitigation Obligations; Replacement of Affected Persons.
(a)    If any Affected Person requests compensation under Section 4.01, or if the Borrower is required to pay any additional amount to any Affected Person or to any Governmental Authority for the account of any Affected Person pursuant to Section 4.03, then such Affected Person shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking the related Loans hereunder or to assign and delegate (or cause to be assigned and delegated) such Affected Person’s rights and obligations hereunder to another office, branch or Affiliate of such Affected Person if, in the

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judgment of such Affected Person, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.03, as the case may be, in the future and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Borrower hereby agrees to pay all reasonable out of pocket costs and expenses incurred by any Affected Person in connection with any such designation or assignment and delegation.
(b)    If (i) any Affected Person requests compensation under Section 4.01, (ii) the Borrower is required to pay any additional amount to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 4.03, (iii) any Affected Person has become a Defaulting Credit Party or (iv) any Affected Person has failed to consent to a proposed amendment, waiver, discharge or termination that requires the consent of each Group Agent (or the Group Agent of each affected Group) and with respect to which the Majority Group Agents shall have or would have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to the related Group Agent and the Administrative Agent, require such Group Agent to cause the related Affected Person to assign and delegate, without recourse (in accordance with and subject to all applicable transfer restrictions), all its interests, rights and obligations under this Agreement and the other Transaction Documents to another appropriate Person (which, in the case of a Lender, shall be an Eligible Assignee) that shall acquire such interest or, in the case of a Committed Lender, assume such Committed Lender’s obligations (which assignee may, in each case, be an existing Lender); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent and the Majority Group Agents, which consent shall not unreasonably be withheld, (B) such Affected Person, if a Lender, shall have received payment of an amount equal to its outstanding Capital and, if applicable, accrued Interest and Fees thereon and all other amounts then owing to it hereunder from the assignee or the Borrower, (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 4.03, such assignment is expected to result in a reduction in such compensation or payments for future periods and (D) in the case of any such assignment and delegation resulting from the failure of a to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. An Affected Person shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Affected Person or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.
ARTICLE V
CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS
SECTION 5.01.     Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit G hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses due and payable by the

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Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.
SECTION 5.02.     Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    the Borrower shall have delivered to the Administrative Agent and each Group Agent a Loan Request for such Loan in accordance with Section 2.02(a);
(b)    the Servicer shall have delivered to the Administrative Agent and each Group Agent a pro forma Information Package, reflecting the Aggregate Capital, Total Reserves and the Borrowing Base, each as calculated after giving effect to the proposed Credit Extension;
(c)    none of the conditions specified in Section 2.01(i) through (iv) shall exist after giving effect to such Credit Extension;
(d)    on the date of such Credit Extension the following statements shall be true and correct (and upon the occurrence of such Credit Extension, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Termination Event or Unmatured Termination Event has occurred and is continuing, and no Termination Event or Unmatured Termination Event would result from such Credit Extension;
(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and
(e)    the Termination Date shall not have occurred.
SECTION 5.03.     Conditions Precedent to All Reinvestments. Each Reinvestment hereunder on or after the Closing Date shall be subject to the conditions precedent that:
(a)    (i) after giving effect to such Reinvestment, the Servicer shall be holding in trust for the benefit of the Secured Parties or shall have segregated in a separate account approved by the Administrative Agent, in either case, pursuant to and in accordance with Section 3.01(a), an amount of Collections sufficient to pay the sum of all accrued and unpaid Servicing Fees, Interest, Fees and Breakage Fees and, the amount of all other non-contingent Borrower Obligations that are then due and owing and (ii) no Borrowing Base Deficit shall have existed as of the last day of the most recently ended Fiscal Month;

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(b)    the Borrower shall use the proceeds of such Reinvestment solely to pay the purchase price for Receivables purchased by the Borrower in accordance with the terms of the Purchase and Sale Agreement; and
(c)    on the date of such Reinvestment the following statements shall be true and correct (and upon the occurrence of such Reinvestment, the Borrower and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):
(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Reinvestment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Termination Event has occurred and is continuing, and no Termination Event would result from such Reinvestment; and
(iii)    the Termination Date has not occurred.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
SECTION 6.01.     Representations and Warranties of the Borrower. The Borrower represents and warrants as of the Closing Date, as of each day on which a Credit Extension or Reinvestment shall have occurred and as of each Settlement Date occurring prior to the Final Payout Date or acceleration under Article XI:
(a)    Organization and Good Standing. The Borrower is a limited liability company and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(b)    Due Qualification. The Borrower is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Borrower (i) has all necessary power and authority to (A) execute and deliver this Agreement, the RFA Notes and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement, the RFA Notes and the other Transaction Documents to which it is a party and (C) grant a security interest in the Collateral to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement, the RFA Notes and the other Transaction Documents to which it is a party.

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(d)    Binding Obligations. This Agreement, the RFA Notes and each of the other Transaction Documents to which the Borrower is a party constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, the RFA Notes and the other Transaction Documents to which it is a party, and the fulfillment of the terms hereof and thereof, will not (i) violate any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any material agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Collateral pursuant to the terms of any agreement to which the Borrower is a party or by which it or any of its properties is bound or (iii) violate in any material respect any Applicable Law.
(f)    Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower based on written notice received by it, threatened, against the Borrower before any Governmental Authority and (ii) the Borrower is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement, the RFA Notes or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Collateral by the Borrower to the Administrative Agent, the ownership or acquisition by the Borrower of any Pool Receivables or other Collateral or the consummation of any of the transactions contemplated by this Agreement, the RFA Notes or any other Transaction Document, (C) seeks any determination or ruling that would reasonably be expected to materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement, the RFA Notes or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.
(g)    Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Borrower in connection with the grant of a security interest in the Collateral to the Administrative Agent hereunder or the due execution, delivery and performance by the Borrower of this Agreement, the RFA Notes or any other Transaction Document to which it is a party and the consummation by the Borrower of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
(h)    Margin Regulations. The Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or

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carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).
(i)    Taxes.
(i)    The Borrower has filed all material Tax returns required by Applicable Law to have been filed by it and has paid all material Taxes required by Applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.
(ii)    The Borrower is, and shall at all relevant times continue to be, classified as a disregarded entity for U.S. federal income tax purposes and has not made any election under U.S. Treasury Regulation § 301.7701-3 to be classified as anything other than a disregarded entity. Neither the Borrower nor any other Person shall take (or permit any other Person to take) any action that could (or could reasonably be expected to) cause Borrower to be classified as any entity other than a disregarded entity for U.S. federal income tax purposes.
(j)    Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Borrower is Solvent.
(k)    Offices; Legal Name. The Borrower’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within the four months prior to the date of this Agreement. The legal name of the Borrower is NCR Receivables LLC.
(l)    Investment Company Act. The Borrower is not, and is not controlled by, an “Investment company” registered or required to be registered under the Investment Company Act. The Borrower is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that Borrower is not a “covered fund” under the Volcker Rule, although other exemptions or exclusions under the Investment Company Act may apply, the Borrower relies on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act and does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act.
(m)    No Material Adverse Effect. Since the date of formation of the Borrower there has been no Material Adverse Effect with respect to the Borrower.
(n)    Accuracy of Information. All Information Packages, Loan Requests, certificates, reports, statements, documents and other information furnished or caused to be furnished to the Administrative Agent or any other Credit Party by the Borrower or by the Servicer on the Borrower’s behalf pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, true and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party (other than forward-looking or projected

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information, with respect to which no representation or warranty is made, and otherwise as subsequently corrected as the Administrative Agent or such other Credit Party, as applicable, have deemed acceptable), and when taken as a whole, and in light of the circumstances in which and the purposes for which they were furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(o)    No Sanctions.
(A) No Covered Entity (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative in any material respect of Section 2, or (iii) is a Sanctioned Person.
(B) Each Covered Entity is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT Act of 2001).  No part of the proceeds of the Loans will be used for the purpose of financing the activities of any Sanctioned Person or for any purpose in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other applicable bribery or corruption law, and the Borrower and the Subsidiaries are in compliance with such acts and laws, except where the failure to comply with any such acts or laws, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(p)    Transaction Information. Neither the Borrower nor any Affiliate of the Borrower acting on its behalf has delivered any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency. Neither the Borrower nor any Affiliate of the Borrower acting on its behalf has participated in any oral communications with any Rating Agency in which the Borrower or such Affiliate has provided any Transaction Information without the participation of the applicable Group Agent.
(q)    Perfection Representations.
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Borrower’s right, title and interest in, to and under the Collateral.
(ii)    The security interest of the Administrative Agent (for the benefit of the Secured Parties) in the Collateral has been perfected (or solely with

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respect to the Closing Date and the initial Credit Extensions and initial Reinvestments hereunder will be perfected on or prior to the fifth Business Day following the Closing Date).
(iii)    The Receivables included in any calculation of the Borrowing Base constitute “accounts” or “general intangibles” or “tangible chattel paper” within the meaning of Section 9-102 of the UCC.
(iv)    The Borrower owns and has good and marketable title to the Receivables and Related Security included in the Collateral free and clear of any Adverse Claim.
(v)    All appropriate financing statements, financing statement amendments and continuation statements have been filed (or, solely with respect to the Closing Date and the initial Credit Extensions and initial Reinvestments hereunder, will be filed on or prior to the fifth Business Day following the Closing Date) in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale of the Pool Receivables and Related Security from each Originator to the Borrower pursuant to the Purchase and Sale Agreement and the Administrative Agent’s security interest in the Collateral.
(vi)    Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral except as permitted by this Agreement and the other Transaction Documents. The Borrower has not authorized the filing of and is not aware of any financing statements filed against the Borrower that include a description of collateral covering the Collateral other than any financing statement (i) in favor of the Administrative Agent, (ii) that has been terminated or (iii) that has been addressed in a manner consented to in writing by the Administrative Agent and each Group Agent. The Borrower is not aware of any judgment lien, ERISA lien or tax lien filings against the Borrower that have not been addressed in a manner consented to in writing by the Administrative Agent and each Group Agent.
(vii)    The Servicer is holding all chattel paper evidencing Pool Receivables in its possession or control as bailee for the Secured Parties and the Borrower at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the Servicer’s business).
(r)    The Lock-Boxes and Lock-Box Accounts.
(i)    Nature of Lock-Box Accounts. Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

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(ii)    Ownership. Each Lock-Box and Lock-Box Account is in the name of the Borrower, and the Borrower owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim.
(iii)    Perfection. The Borrower has delivered to the Administrative Agent a fully executed Lock-Box Agreement relating to each Lock-Box and Lock-Box Account, pursuant to which each applicable Lock-Box Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Lock-Box Account without further consent by the Borrower, the Servicer or any other Person.
(iv)    Instructions. Neither the Lock-Boxes nor the Lock-Box Accounts are in the name of any Person other than the Borrower. Since the Closing Date, neither the Borrower nor the Servicer has consented to the applicable Lock-Box Bank complying with instructions of any other Person other than the Administrative Agent.
(s)    Ordinary Course of Business. Each remittance of Collections by or on behalf of the Borrower to the Credit Parties under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.
(t)    Compliance with Applicable Law. The Borrower has complied in all material respects with all Applicable Laws to which it is subject.
(u)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(v)    Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance in any Information Package or in connection with any Credit Extension or Reinvestment is an Eligible Receivable as of the date of such Information Package, Credit Extension or Reinvestment.
(w)    Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Pool Receivables, the Related Security and the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall survive until the Final Payout Date.
SECTION 6.02.     Representations and Warranties of the Servicer. The Servicer represents and warrants as of the Closing Date, as of each day on which a Credit Extension or Reinvestment shall have occurred and as of each Settlement Date occurring prior to the Final Payout Date or acceleration under Article XI:
(a)    Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland, with the

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power and authority under its organizational documents and under the laws of the State of Maryland to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
(b)    Due Qualification. The Servicer is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)    Power and Authority; Due Authorization. The Servicer has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary corporate action.
(d)    Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(e)    No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) violate any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any material agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such agreement to which the Servicer is a party or by which it or any of its properties is bound or (iii) conflict with or violate any Applicable Law, except to the extent that any such default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.
(f)    Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the knowledge of the Servicer based on written notice received by it threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement, the RFA Notes or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, the RFA Notes or any other Transaction Document; or (iii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the performance by the Servicer of its

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obligations under, or the validity or enforceability of, this Agreement, the RFA Notes or any of the other Transaction Documents.
(g)    No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.
(h)    Compliance with Applicable Law. The Servicer (i) has maintained in effect all qualifications required under Applicable Law as are necessary to properly service the Pool Receivables and (ii) has complied in all material respects with all Applicable Law in connection with servicing the Pool Receivables.
(i)    Accuracy of Information. All Information Packages, Loan Requests, certificates, reports, statements, documents and other information prepared or caused to be prepared by, or prepared at the direction of, the Servicer and furnished by it to the Administrative Agent or any other Credit Party pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, true and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Credit Party (other than forward-looking or projected information, with respect to which no representation or warranty is made, and otherwise as subsequently corrected as the Administrative Agent or such other Credit Party, as applicable, have deemed acceptable), and when taken as a whole, and in light of the circumstances in which and the purposes for which they were furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(j)    Location of Records. The offices where the Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at the addresses set forth in Schedule IV.
(k)    Credit and Collection Policy. With respect to each Pool Receivable, the Servicer has complied in all material respects with the Credit and Collection Policy.
(l)    Eligible Receivables. Each Receivable included by the Servicer as an Eligible Receivable in the calculation of the Net Receivables Pool Balance in any Information Package or in connection with any Credit Extension or Reinvestment was an Eligible Receivable as of the date of such Information Package, Credit Extension or Reinvestment.
(m)    Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

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(n)    Servicing of Pool Receivables. Since the date of the Servicer’s most recent annual report on form 10-K filed under the Exchange Act, there has been no material adverse change in the ability of the Servicer to service and administer the collection of the Pool Receivables.
(o)    No Material Adverse Effect. Since the date of the Servicer’s most recent annual report on form 10-K filed under the Exchange Act, there has been no Material Adverse Effect on the Servicer.
(p)    Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.
(q)    No Sanctions.
(A) No Covered Entity (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative in any material respect of Section 2, or (iii) is a Sanctioned Person.
(B) Each Covered Entity is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA PATRIOT Act of 2001).  No part of the proceeds of the Loans will be used for the purpose of financing the activities of any Sanctioned Person or for any purpose in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 or any other applicable bribery or corruption law, and the Borrower and the Subsidiaries are in compliance with such acts and laws, except where the failure to comply with any such acts or laws, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(r)    Transaction Information. Neither the Servicer nor any Affiliate of the Servicer acting on its behalf has delivered any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency. Neither the Servicer nor any Affiliate of the Servicer acting on its behalf has participated in any oral communications with any Rating Agency in which the Servicer or such Affiliate has provided any Transaction Information without the participation of the applicable Group Agent.
(s)    Financial Condition. The consolidated balance sheets of the Servicer and its consolidated Subsidiaries as of September 30, 2014 and the related statements of income and shareholders’ equity of the Servicer and its consolidated Subsidiaries for the fiscal quarter then

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ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of the Servicer and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.
(t)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
(u)    Taxes. The Servicer has filed all material Tax returns required by Applicable Law to have been filed by it and has paid all material Taxes required by Applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.
(v)    Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Pool Receivables, the Related Security and the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
(w)    Chattel Paper.      The Servicer holds all chattel paper in its possession or control that evidence Pool Receivables as bailee for the Secured Parties and the Borrower, and shall not transfer possession or control of such chattel paper to any third party without the consent of the Administrative Agent and the Group Agents.  All such chattel paper is held at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the Servicer’s business).
Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall survive until the Final Payout Date.

ARTICLE VII
COVENANTS
SECTION 7.01.     Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:
(a)    Payment of Principal and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.
(b)    Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

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(c)    Financial and Other Reporting. The Borrower will maintain a system of accounting established and administered in accordance with GAAP, and the Borrower (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Group Agent:
(i)    Annual Financial Statements of the Borrower. Promptly upon completion and in no event later than 90 days after the close of each fiscal year of the Borrower, annual unaudited financial statements of the Borrower certified by a Financial Officer of the Borrower that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Borrower as of the date indicated and the results of its operations for the periods indicated.
(ii)    Information Packages. As soon as available and in any event not later than three (3) Business Days prior to each Monthly Settlement Date, an Information Package as of the most recently completed Fiscal Month.
(iii)    Other Information. Within a reasonable time following any such request, such additional information regarding the Pool Receivables or the operations, business or financial condition of the Borrower, the Servicer or the Originator as the Administrative Agent or any Group Agent may from time to time reasonably request as it deems reasonably necessary to protect the interests of the Administrative Agent, the Group Agents or the other Secured Parties with respect to the Pool Receivables or their respective rights and remedies under the Transaction Documents.
(iv)    Quarterly and Annual Financial Statements of the Servicer. As soon as available and in no event later than 45 days following the end of each of the first three fiscal quarters in each of the Servicer’s fiscal years, (i) the unaudited consolidated balance sheet and statements of income of the Servicer and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of the Servicer that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Servicer and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.
(v)    Annual Financial Statements of the Servicer. Within 90 days after the close of each of the Servicer’s fiscal years, the consolidated balance sheet of the Servicer and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition

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of the Servicer and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.
(vi)    Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Servicer or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.
(vii)    Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (c) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.
(d)    Notices. The Borrower (or the Servicer on its behalf) will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)    Notice of Termination Events. A statement of a Financial Officer of the Borrower describing any Termination Event or Unmatured Termination Event that has occurred and is continuing and the action, if any, which the Borrower proposes to take with respect thereto.
(ii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Borrower, the Servicer or any Originator, which with respect to any Person other than the Borrower, would reasonably be expected to have a Material Adverse Effect.
(iii)    Adverse Claim. Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof (including with respect to any Lock-Box, Lock-Box Account and any Collections).
(iv)    Name Changes. At least thirty (30) days (or such shorter period agreed to by the Administrative Agent in writing) before any change in any Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the proposed effective date thereof.
(v)    Change in Accounting Policy. Any material change in any accounting policy of the Borrower or any Originator that would reasonably be expected to affect the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

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(vi)    Purchase and Sale Termination Date. The occurrence of the Purchase and Sale Termination Date with respect to all remaining Originators under, and as defined in, the Purchase and Sale Agreement.
(vii)    Material Adverse Effect. Promptly after the occurrence thereof, notice of any Material Adverse Effect.
(e)    Conduct of Business. Except as otherwise expressly permitted under the Transaction Documents (including pursuant to and in accordance with Section 7.01(l)), the Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted. The Borrower will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(f)    Compliance with Applicable Laws. The Borrower will comply with all Applicable Laws to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(g)    Furnishing of Information and Inspection of Receivables. The Borrower will furnish or cause to be furnished to the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the other Collateral as the Administrative Agent or any Group Agent may reasonably request. The Borrower will, during regular business hours and with reasonable prior written notice, permit the Administrative Agent and each Group Agent, their respective agents or representatives and/or certified public accountants or other auditors acceptable to the Administrative Agent, to: (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (B) visit the offices and properties of the Borrower for the purpose of examining such books and records, (C) discuss matters relating to the Pool Receivables, the other Collateral or the Borrower’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Borrower, to the extent reasonably available, having knowledge of such matters and (D) conduct a review of its books and records with respect to such Pool Receivables and other Collateral (each inspection and audit described in clauses (A) though (D) above, an “Inspection”). The Borrower shall reimburse the Administrative Agent and the Group Agents for their reasonable out-of-pocket costs and expenses incurred in connection with one such Inspection per twelve-month period (which Inspection shall include any related inspections of the Servicer and any Originators) and the Administrative Agent and Group Agents will each bear their own costs and expenses for any additional Inspections during such twelve-month period; provided, that the Borrower shall also reimburse the Administrative Agent and the Group Agents for their reasonable out-of-pocket costs and expenses incurred in connection with any additional Inspections that the Administrative Agent and the Group Agents deem desirable to conduct while any Termination Event has occurred and is continuing. In connection with any such Inspection, (1) to the extent no applicable confidentiality agreement is already in place with respect to such Person, each Person conducting such Inspection (including any third party certified public accounting firms or auditing firms) shall have agreed in writing to maintain the confidentiality of

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the Borrower’s and its Affiliates’ confidential non-public information on terms reasonably acceptable to the parties thereto (it being understood that terms substantially comparable to the terms of confidentiality agreements previously agreed to by the Borrower or its Affiliates with respect to inspections of the Receivables shall be reasonably acceptable) and (2) the Administrative Agent and the Group Agents shall conduct, and shall cause their respective agents, representatives, accountants and auditors to conduct, such Inspection in a commercially reasonable manner so as to minimize any burden (financial or otherwise) on the Borrower and its Affiliates and any disruption to the business and operations of the Borrower and its Affiliates (it being understood and agreed that an Inspection conducted in a substantially similar manner and scope as that conducted by the Administrative Agent prior to the Closing Date shall be deemed commercially reasonable).
(h)    Payments on Receivables; Lock-Box Accounts. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, instruct all Pool Obligors to deliver all payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. The Borrower (or the Servicer on its behalf) will, and will cause each Originator to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections from other property of the Servicer and the Originators. If any Collections are received by the Borrower, the Servicer or an Originator other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Collateral) are deposited into any Lock-Box Account, the Borrower (or the Servicer on its behalf) will, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. The Borrower shall only add a Lock-Box Account (or a related Lock-Box) or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank (or pursuant to other arrangements consented to in writing by the Administrative Agent and each Group Agent). The Borrower shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.
(i)    Sales, Liens, etc. Except as otherwise provided herein, the Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or other Collateral.
(j)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, (i) the Borrower will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract that would affect any Pool Receivable and (ii) with respect to each Pool Receivable, the Borrower shall comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Credit and Collection Policy and, to the extent material to such Pool Receivable and to the extent not reflected from time to time in the Dilution Amount, the terms of the related Contract.

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(k)    Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case the Borrower shall give prompt written notice thereof to the Administrative Agent and each Group Agent), the Borrower will not make any change to the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, the Borrower will deliver a copy of the updated Credit and Collection Policy identifying such material change to the Administrative Agent and each Group Agent.
(l)    Fundamental Changes. The Borrower shall not, without the prior written consent of the Administrative Agent and the Majority Group Agents, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. The Borrower shall provide the Administrative Agent with at least 30 days’ (or such shorter period agreed to by the Administrative Agent in writing) prior written notice before making any change in the Borrower’s name or location or making any other change in the Borrower’s identity or corporate structure that would reasonably be expected to impair or otherwise render any UCC financing statement filed pursuant to this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrative Agent and the Group Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.
(m)    Books and Records. The Borrower shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of each Pool Receivable (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(n)    Identifying of Records. The Borrower shall: (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend; provided, that the Borrower shall not be obligated to include any notation or legend on, or otherwise mark, any Contracts.
(o)    Change in Payment Instructions to Pool Obligors. The Borrower shall not (and shall not permit the Servicer or any Originator to) make any change in its (or their) instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have consented to such change in writing.

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(p)    Security Interest, Etc. The Borrower shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (for the benefit of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In furtherance of the foregoing, the Borrower hereby authorizes the Administrative Agent (for the benefit of the Secured Parties) to file such continuations of the financing statements described in Section 4.05 as it deems necessary and appropriate to maintain such perfected security interest. The Borrower shall cause the Servicer, from time to time and within the time limits established by law, to prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Borrower to file such financing statements under the UCC. Notwithstanding anything else in the Transaction Documents to the contrary, the Borrower shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(q)    Further Assurances. The Borrower hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Administrative Agent may reasonably request for the purpose of exercising and enforcing the rights and remedies of the Secured Parties under this Agreement, the RFA Notes or any other Transaction Document.
(r)    Certain Amendments. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party in any material respect. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate the Borrower’s Limited Liability Company Agreement. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Borrower shall not permit the existence of any other “limited liability company agreement,” as defined in the Delaware Limited Liability Company Act, of the Borrower, other than the Borrower’s Limited Liability Company Agreement.
(s)    Restricted Payments. (1) Except as set forth below, the Borrower will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt other than in accordance with or pursuant to any Transaction Document, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

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(ii)    Subject to the limitations set forth in clause (iii) below, the Borrower may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Borrower may make cash payments (including prepayments) on the Subordinated Notes in accordance with their respective terms and (B) the Borrower may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Borrower’s Net Worth is not less than the Required Capital Amount.
(iii)    The Borrower may make Restricted Payments only out of the funds, if any, it receives pursuant to Section 3.01 of this Agreement; provided that the Borrower shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.
(iv)    For the avoidance of doubt, no Reinvestment made by the Borrower pursuant to Section 5.03 shall be deemed to be a Restricted Payment.
(t)    Other Business. The Borrower will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement, the RFA Notes or the Subordinated Notes or (iii) form any Subsidiary.
(u)    Use of Collections Available to the Borrower. The Borrower shall apply the Collections available to the Borrower for legal and valid purposes in accordance with the applicable terms of the Transaction Documents.
(v)    [reserved].
(w)    Transaction Information. The Borrower shall not deliver any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to such delivery, nor permit any of its Affiliate to do so on its behalf. The Borrower shall not provide any Transaction Information in any oral communications with any Rating Agency without the participation of the applicable Group Agent, nor permit any of its Affiliates to do so on its behalf.
(x)    Borrower’s Net Worth. The Borrower shall not permit the Borrower’s Net Worth to be less than the Required Capital Amount.
(y)    Chattel Paper. The Borrower shall cause all chattel paper evidencing Pool Receivables held by the Servicer in its possession or control to be held by the Servicer as bailee for the Secured Parties and the Borrower at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the Servicer’s business); provided, however, that following the occurrence and during the continuance of a Termination Event, the Borrower shall cause the Servicer to as promptly as practicable following receipt of written request therefor from the Administrative Agent, (a) provide the Administrative Agent with such access to the Electronic Invoice System, and, to

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the extent reasonably practicable, such other electronic document management systems, as is necessary to permit the Administrative Agent to identify, monitor and track the chattel paper stored therein, (b) implement such restrictions on the access of the officers, directors, agents and employees of the Servicer to the Electronic Invoice System as are reasonably necessary to ensure that possession or control of the chattel paper stored therein is not transferred to any third party, and/or (c) use its commercially reasonable efforts to deliver or cause to be delivered all tangible chattel paper to the Administrative Agent; provided, that the foregoing shall be conducted in a manner reasonably calculated to comply with any applicable confidentiality or restrictions on disclosure to which the Servicer or any Originator is subject (including with respect to Obligor information); and provided, further, that compliance with any such request by the Servicer will not materially impede or adversely affect Collections on, or the collectibility of, the Pool Receivables.
SECTION 7.02.     Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:
(a)    Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Group Agent:
(i)    Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of the Servicer and in no event later than 90 days after the close of the Servicer’s fiscal year, in form and substance substantially similar to Exhibit F signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if any Termination Event or Unmatured Termination Event has occurred and is continuing, stating the nature and status thereof and (b) within 30 days after the close of each fiscal quarter of the Servicer, a compliance certificate in form and substance substantially similar to Exhibit F signed by its chief accounting officer or treasurer solely in their capacities as officers of the Servicer stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if any Termination Event or Unmatured Termination Event has occurred and is continuing, stating the nature and status thereof.
(ii)    Information Packages. As soon as available and in any event not later than three (3) Business Days prior to each Monthly Settlement Date, an Information Package as of the most recently completed Fiscal Month.
(iii)    Other Information. Within a reasonable time following any such request, such additional information regarding the servicing of the Pool Receivables or the operations, business or financial condition of the Servicer as the Administrative Agent or any Group Agent may from time to time reasonably request as it deems reasonably necessary to protect the interests of the Administrative Agent, the Group Agents or the other Secured Parties with respect to the Pool Receivables or their respective rights and remedies under the Transaction Documents.

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(iv)    Notwithstanding anything herein to the contrary, any materials required to be delivered pursuant to this paragraph (a) shall be deemed to have been furnished to each of the Administrative Agent and each Group Agent on the date that such materials are posted on the SEC’s website at www.sec.gov.
(b)    Notices. The Servicer will notify the Administrative Agent and each Group Agent in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Financial Officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)    Notice of Termination Events. A statement of a Financial Officer of the Servicer describing any Termination Event or Unmatured Termination Event that has occurred and is continuing and the action, if any, which the Servicer proposes to take with respect thereto.
(ii)    Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding against the Borrower, the Servicer, or any Originator which would reasonably be expected to have a Material Adverse Effect.
(iv)    Adverse Claim. Any Person shall obtain an Adverse Claim upon the Collateral or any portion thereof (including with respect to any Lock-Box, Lock-Box Account and any Collections).
(v)    Name Changes. At least thirty (30) days (or such shorter period agreed to by the Administrative Agent in writing) before any change in any Originator’s or the Borrower’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.
(vi)    Change in Accounting Policy. Any material change in any accounting policy of the Servicer that would reasonably be expected to affect the transactions contemplated by this Agreement or any other Transaction Document.
(vii)    Purchase and Sale Termination Date. The occurrence of the Purchase and Sale Termination Date with respect to all remaining Originators under, and as defined in, the Purchase and Sale Agreement.
(viii)    Material Adverse Effect. Promptly after the occurrence thereof, notice of any Material Adverse Effect with respect to the Servicer.
(c)    Conduct of Business. The Servicer will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each

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jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect. Except as otherwise permitted under the Transaction Documents, the Servicer will not make any material changes to its servicing practices or the conduct of its business, except to the extent any such change would not reasonably be expected to have a Material Adverse Effect.
(d)    Compliance with Applicable Laws. The Servicer will comply in all material respects with all Applicable Laws to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(e)    Cooperation with Inspections. The Servicer will cooperate in connection with any Inspection duly conducted hereunder pursuant to Section 7.01(g), including to permit the Administrative Agent and each Group Agent or their respective agents or representatives and/or certified public accountants or other auditors, during regular business hours and with reasonable prior written notice, to (i) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Collateral, (ii) visit the offices and properties of the Servicer for the purpose of examining such books and records and (ii) discuss matters relating to the Pool Receivables, the other Collateral or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer, to the extent reasonably available, having knowledge of such matters; and (iv) conduct a review of its books and records with respect to such Pool Receivables and other Collateral.
(f)    Payments on Receivables; Lock-Box Accounts. The Servicer will (or will cause each Originator to) instruct all Pool Obligors to deliver all payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. The Servicer will, and will cause each Originator to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections received from other property of the Servicer and the Originators. If any Collections are received by the Servicer other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Collateral) are deposited into any Lock-Box Account, the Servicer will, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer shall only add a Lock-Box Account (or a related Lock-Box), or a Lock-Box Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Lock-Box Bank (or pursuant to other arrangements consented to in writing by the Administrative Agent and each Group Agent). The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or a related Lock-Box) with the prior written consent of the Administrative Agent.
(g)    Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, (i) the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related

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Contract that would affect any Pool Receivable and (ii) with respect to each Pool Receivable, the Servicer shall comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Credit and Collection Policy and, to the extent material to such Pool Receivable and to the extent not reflected from time to time in the Dilution Amount, the terms of the related Contract.
(h)    Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case the Servicer shall give prompt written notice thereof to the Administrative Agent), the Servicer will not make any change to the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy identifying such material change to the Administrative Agent and each Group Agent
(i)    Books and Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of each Pool Receivable (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(j)    Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement; provided, that the Servicer shall not be obligated to include any notation or legend on, or otherwise mark, any Contracts.
(k)    Change in Payment Instructions to Pool Obligors. The Servicer shall not (and shall not permit any Sub-Servicer to) make any change in its instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have consented to such change in writing.
(l)    Security Interest, Etc. The Servicer shall, at its expense, take all action necessary to establish and maintain a valid and enforceable first priority perfected security interest in the Collateral, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (for the benefit of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements

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under the UCC. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(m)    Further Assurances. The Servicer hereby agrees from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Administrative Agent may reasonably request for the purpose of exercising and enforcing the rights and remedies of the Secured Parties under this Agreement, the RFA Notes or any other Transaction Document.
(n)    Certain Amendments. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicer will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party in any material respect. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicer will not amend, modify, waive, revoke or terminate the Borrower’s Limited Liability Agreement. Without the prior written consent of the Administrative Agent and the Majority Group Agents, the Servicer shall not permit the existence of any other “limited liability company agreement,” as defined in the Delaware Limited Liability Company Act, of the Borrower, other than the Borrower’s Limited Liability Company Agreement.
(o)    Transaction Information. The Servicer shall not deliver any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to such delivery, nor permit any of its Affiliate to do so on its behalf. The Servicer shall not provide any Transaction Information in any oral communications with any Rating Agency without the participation of the applicable Group Agent, nor permit any of its Affiliates to do so on its behalf.
(p)    Chattel Paper. The Servicer shall hold all chattel paper in its possession or control that evidence Pool Receivables as bailee for the Secured Parties and the Borrower, and shall not transfer possession or control of such chattel paper to any third party without the consent of the Administrative Agent and the Group Agents. All such chattel paper shall be held at the locations identified in Schedule IV, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the Servicer’s business). During the occurrence and continuation of a Termination Event, the Servicer shall, as promptly as practicable following receipt of written request therefor from the Administrative Agent, (a) provide the Administrative Agent with such access to the Electronic Invoice System, and, to the extent reasonably practicable, such other electronic document management systems, as is necessary to permit the Administrative Agent to identify, monitor and track the chattel paper stored therein, (b) implement such restrictions on the access of the officers, directors, agents and employees of the Servicer to the Electronic Invoice System as are reasonably necessary to ensure that possession or control of the chattel paper stored therein is not transferred to any third party, and/or (c) use its commercially reasonable efforts to deliver or cause to be delivered all tangible chattel paper to the Administrative Agent; provided, that the foregoing shall be conducted in a manner reasonably calculated to comply with any applicable confidentiality or restrictions on disclosure

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to which the Servicer or any Originator is subject (including with respect to Obligor information); and provided, further, that compliance with any such request by the Servicer will not materially impede or adversely affect Collections on, or the collectibility of, the Pool Receivables.
SECTION 7.03.     Separate Existence of the Borrower. Each of the Borrower and the Servicer hereby acknowledges that the Secured Parties, the Group Agents and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any Originator, the Servicer and their Affiliates. Therefore, each of the Borrower and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Group Agent to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of the Originators, the Servicer and any other Person, and is not a division of the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein and in the other Transaction Documents, each of the Borrower and the Servicer shall (i) comply with all applicable provisions set forth in Section 9(j) of the Borrower’s Limited Liability Company Agreement (as amended solely in accordance with this Agreement), (ii) not take any action inconsistent with the foregoing or contrary to the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters and (iii) take such actions as shall be required in order that:
(a)    Not fewer than one member of the Borrower’s board of managers shall at all times meet the criteria set forth in the definition of “Independent Manager”.
(b)    The Borrower and the Servicer shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Manager of the Borrower, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager set forth in the definition thereof, in which case the Borrower shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Manager satisfies the criteria for an Independent Manager set forth in the definition thereof.
(c)    The Borrower’s Limited Liability Company Agreement shall include provisions to the effect that: (A) the Borrower’s board of managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

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(d)    The Borrower’s Independent Manager shall not at any time serve as a trustee in bankruptcy for the Borrower, any Originator, the Servicer or any of their respective Affiliates.

ARTICLE VIII
ADMINISTRATION AND COLLECTION
OF RECEIVABLES
SECTION 8.01.     Appointment of the Servicer.
(a)    The servicing and administering of collections on the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Administrative Agent gives notice to NCR (in accordance with this Section 8.01) of the designation of a new Servicer, NCR is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event (i) reasonably believed by the Administrative Agent or the Majority Group Agents to have resulted, in whole or in part, due to an act or omission of the Servicer or (ii) with respect to which, in the reasonable determination of the Administrative Agent or the Majority Group Agents, the replacement of the Servicer would be reasonably likely to cure or mitigate such Termination Event or otherwise reduce any losses expected to be suffered by the Administrative Agent or any Secured Party or maximize Collections on the Pool Receivables, then in any such case, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (at the direction of the Majority Group Agents) designate as Servicer any Person (including itself) to succeed NCR or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. For the avoidance of doubt, the Administrative Agent shall not have any obligation to designate itself as, or to become, a successor Servicer except in its sole discretion.
(b)    Upon the designation of a successor Servicer as set forth in clause (a) above, the removed Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all applicable Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software, in each case, that are necessary to service the Pool Receivables and the Related Security.
(c)    NCR acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each member in each Group have relied on NCR’s agreement to act as Servicer hereunder. Accordingly, NCR agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Group Agents.
(d)    The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-

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Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Borrower, the Administrative Agent, each Lender and each Group Agent shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is neither an Affiliate of NCR nor a collection agent for Defaulted Receivables, the Administrative Agent and the Majority Group Agents shall have consented in writing in advance to such delegation.
(e)    If NCR is replaced as Servicer hereunder, NCR shall take such actions reasonably requested by the Administrative Agent and the successor Servicer to transition the servicing of the Pool Receivables to such successor and to permit the successor Servicer to service the Collections on the Pool Receivables, including, without limitation, providing the Administrative Agent and the successor Servicer with any information and data with respect to the Pool Receivables in the possession of, or reasonably available to, NCR or its Affiliates. In connection with any such actions by the Servicer, the Borrower shall pay to NCR its reasonable out-of-pocket costs and expenses from the Borrower’s own funds if and when such funds are released to the Borrower from time to time pursuant to Section 3.01(a)(x).
SECTION 8.02.     Duties of the Servicer.
(a)    The Servicer shall take or cause to be taken all such action as may be necessary or appropriate to service and administer the collection of each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with commercially reasonable care and diligence, in accordance with the Credit and Collection Policy in a manner consistent in all material respects with the past practices of the Originators (after taking into consideration the transactions contemplated by the Transaction Documents). The Servicer shall set aside, for the accounts of each Group, the amount of Collections to which each such Group is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with this Agreement and the other Transaction Documents to which it is a party, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof, reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract or in a manner that does not adversely affect the Pool Receivables or Collections thereon; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable and (iii) if a Termination Event has occurred and is continuing, the Servicer may modify, waive or restructure a Pool Receivable (or reflect any related adjustments) only upon the prior written consent of the Administrative Agent. The Servicer shall hold in trust for the Borrower and the Secured Parties all records and documents (including computer tapes or disks) that relate to the Pool Receivables. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrative Agent may direct the Servicer to commence

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or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.
(b)    The Servicer’s obligations hereunder shall survive until, and terminate on, the Final Payout Date.
SECTION 8.03.     Lock-Box Account Arrangements. Upon the occurrence and during the continuance of a Termination Event, the Administrative Agent may (with the consent of the Majority Group Agents) and shall (upon the direction of the Majority Group Agents) at any time thereafter give notice to each Lock-Box Bank that the Administrative Agent is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Lock-Box Account and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Borrower hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Borrower hereby further agrees to take any other action reasonably requested by the Administrative Agent for the purpose of transferring such control. Any proceeds of Pool Receivables received by the Borrower or the Servicer thereafter shall be sent promptly to, or as otherwise instructed by, the Administrative Agent (and until so sent, shall be deemed to be held in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties)).
SECTION 8.04.     Enforcement Rights.
(a)    At any time following the occurrence and during the continuation of a Termination Event, until the Final Payout Date:
(i)    the Administrative Agent may instruct the Borrower or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Pool Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Borrower or the Servicer, as the case may be, shall give such notice at the expense of the Borrower or the Servicer, as the case may be; provided, that (i) if the Borrower or the Servicer, as the case may be, fails to so notify each Pool Obligor within two (2) Business Days following instruction by the Administrative Agent to do so or (ii) at any time following the occurrence of a Termination Event pursuant to Section 9.01(e) or (f), then, in either case, the Administrative Agent (at the Borrower’s or the Servicer’s, as the case may be, expense) may so notify the Pool Obligors;
(ii)    the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or appropriate to service and administer the collection of the Pool Receivables and the Related Security,

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and transfer or license to a successor Servicer the use of all software necessary or appropriate to service and administer the collection of the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;
(iii)    the Administrative Agent may assume exclusive control of each Lock-Box Account and notify the Lock-Box Banks that the Borrower and the Servicer will no longer have any access to the Lock-Box Accounts in accordance with Section 8.03;
(iv)    the Administrative Agent may (or, at the direction of the Majority Group Agents shall) replace the Person then acting as Servicer in accordance with Section 8.01; and
(v)    the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement or from NCR under any Performance Guaranty.
(b)    The Borrower hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Borrower, which appointment is coupled with an interest, to take any and all steps in the name of the Borrower and on behalf of the Borrower necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of a Termination Event, to collect any and all amounts or portions thereof due under any and all Collateral, including indorsing the name of the Borrower on checks and other instruments representing Collections and enforcing such Collateral. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
SECTION 8.05.     Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been pledged hereunder, and the exercise by the Administrative Agent, or any other Credit Party of their respective rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any Taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Credit Parties shall have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower, the Servicer or any Originator thereunder.

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SECTION 8.06.     Servicing Fee.
(a)    Subject to clause (b) below, the Borrower shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01.
(b)    If the Servicer ceases to be NCR or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer and agreed to in writing by the Administrative Agent not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.
ARTICLE IX
TERMINATION EVENTS
SECTION 9.01.     Termination Events. If any of the following events (each a “Termination Event”) shall occur:
(a)    the Borrower, any Originator or the Servicer shall fail to make when due any payment or deposit required to be made by it under this Agreement or any other Transaction Document, and such failure, shall continue unremedied for two (2) Business Days;
(b)    any representation or warranty made or deemed made by the Borrower, any Originator or the Servicer (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by the Borrower, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and such incorrect or untrue representation, warranty, information or report, solely to the extent capable of cure, shall continue unremedied for thirty (30) days;
(c)    the Borrower, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute a Termination Event under another clause set forth in this definition of “Termination Event”), and such failure, , solely to the extent capable of cure, shall continue unremedied for thirty (30) days;
(d)    this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Collateral, free and clear of any Adverse Claim;
(e)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the

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Borrower, any Originator or the Servicer or their respective debts, or of a substantial part of their respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Originator or the Servicer or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(f)    the Borrower, any Originator or the Servicer shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (e) of this Section 9.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of managers (or similar governing body) of the Borrower, any Originator or the Servicer (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (f) or clause (e) of this Section 9.01;
(g)    a Borrowing Base Deficit shall occur, and shall not have been cured within three (3) Business Days following the Borrower’s or the Servicer’s actual knowledge or receipt of notice thereof;
(h)    the Borrower, any Originator or the Servicer fails to make any payment (whether of principal or interest) in respect of any Material Indebtedness when and as the same shall become due and payable, after giving effect to any period of grace specified for such payment in the agreement or instrument governing such Material Indebtedness;
(i)    any event or condition exists under any Material Indebtedness of the Borrower, any Originator or the Servicer that causes such Material Indebtedness to become due prior to its scheduled maturity or any event or condition exists and continues without waiver or remedy for a period of 30 days that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that no Termination Event shall arise under this clause (i) due to (i) any secured Material Indebtedness becoming due solely as a result of the voluntary sale or transfer of the assets securing such Material Indebtedness or (ii) any Material Indebtedness that becomes due as a result of a refinancing thereof, in each case, so long as such Material Indebtedness is paid or otherwise satisfied as a result thereof within two Business Days of when due;
(j)    any of the following shall occur:

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(A)    the average Default Ratios for any three consecutive Fiscal Months exceeds 6.00%;
(B)    the average Delinquency Ratios for any three consecutive Fiscal Months exceeds 20.00%;
(C)    the average Dilution Ratios for any three consecutive Fiscal Months exceeds 6.00%; or
(D)    the Days’ Sales Outstanding exceeds 80 days;
(k)    the Borrower shall be required to register as an “investment company” within the meaning of the Investment Company Act;
(l)    the Borrower or the Servicer shall fail to deliver an Information Package pursuant to this Agreement, and such failure shall remain unremedied for three (3) Business Days;
(m)    any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect (except to the extent resulting from an act or omission of any Credit Party or any of their respective Affiliates), or any of the Borrower, any Originator or the Servicer (or any of their respective Affiliates) shall so state in writing;
(n)    a Change in Control shall occur;
(o)    NCR shall resign as Servicer other than in accordance with Section 8.01(c);
(p)    the Borrower shall fail at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager who satisfies each requirement and qualification specified in this Agreement’s definition of “Independent Manager”;
(q)    either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, any Originator or the Servicer, or (ii) the PBGC shall file notice of a lien pursuant to Section 4068 of ERISA, Section 303(k) of ERISA, or 430(k) of the Code with regard to any of the assets of the Borrower or any of its ERISA Affiliates;
(r)    (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial

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withdrawal of the Borrower or any of its ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by the Borrower or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to the Borrower or any of its ERISA Affiliates (pursuant to Section 4975 of the Code); (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan, with respect to each of clause (i) through (ix), that either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;
(s)    a Purchase and Sale Termination Event shall occur under the Purchase and Sale Agreement with respect to all remaining Originators; or
(t)    one or more judgments or decrees shall be entered against the Borrower, any Originator, or the Servicer, or any Subsidiary of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $50,000,000 (or solely with respect to the Borrower, $15,325);
then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Group Agents shall) by notice to the Borrower (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred) and (y) declare the Aggregate Capital and all other non-contingent Borrower Obligations to be immediately due and payable (in which case the Aggregate Capital and all other non-contingent Borrower Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) or f of this Section 9.01 with respect to the Borrower, the Termination Date shall occur and the Aggregate Capital and all other non-contingent Borrower Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Collateral shall be applied in the order of priority set forth in Section 3.01.
ARTICLE X
THE ADMINISTRATIVE AGENT
SECTION 10.01.     Authorization and Action. Each Credit Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise

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such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or any Affiliate thereof or any Credit Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 10.02.     Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement, in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Credit Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Credit Party or to inspect the property (including the books and records) of any Credit Party; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the RFA Notes or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 10.03.     Administrative Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also the Administrative Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Credit Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 10.04.     Indemnification of Administrative Agent. Each Committed Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the respective Pro Rata Percentage of such Committed Lender, from and against any and all liabilities, obligations, losses, damages,

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penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.
SECTION 10.05.     Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 10.06.     Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Group Agents or the Majority Group Agents, as the case may be, and assurance of its indemnification by the Committed Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Group Agents or the Majority Group Agents, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Credit Parties. The Credit Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Group Agents or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Group Agent, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Group Agents.
SECTION 10.07.     Notice of Termination Events; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Termination Event or Termination Event unless the Administrative Agent has received notice from any Credit Party or the Borrower stating that an Unmatured Termination Event or Termination Event has occurred hereunder and describing such Unmatured Termination Event or Termination Event. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Group Agent, whereupon each Group Agent shall promptly give notice thereof to its respective Conduit Lender(s) and Related Committed Lender(s). The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Unmatured Termination Event or Termination Event or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.
SECTION 10.08.     Non-Reliance on Administrative Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the

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Administrative Agent. Each Credit Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, each Originator or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Credit Party, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any information concerning the Borrower, any Originator or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.
SECTION 10.09.     Successor Administrative Agent.
(a)    The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Group Agent, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Group Agents as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Group Agents within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent. For so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, the Borrower shall have the right to approve any successor Administrative Agent appointed hereunder, such approval not to be unreasonably withheld or delayed.
(b)    Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article X and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE XI
THE GROUP AGENTS
SECTION 11.01.     Authorization and Action. Each Credit Party that belongs to a Group hereby appoints and authorizes the Group Agent for such Group to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Group Agent by the terms hereof, together with such powers as are reasonably incidental thereto. No

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Group Agent shall have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against any Group Agent. No Group Agent assumes, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with the Borrower or any Affiliate thereof, any Lender except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall any Group Agent ever be required to take any action which exposes such Group Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.
SECTION 11.02.     Group Agent’s Reliance, Etc. No Group Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as a Group Agent under or in connection with this Agreement or any other Transaction Documents in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, a Group Agent: (a) may consult with legal counsel (including counsel for the Administrative Agent, the Borrower or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Credit Party (whether written or oral) and shall not be responsible to any Credit Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement or any other Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Borrower or any Affiliate thereof or any other Person or to inspect the property (including the books and records) of the Borrower or any Affiliate thereof; (d) shall not be responsible to any Credit Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Transaction Documents or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
SECTION 11.03.     Group Agent and Affiliates. With respect to any Credit Extension or interests therein owned by any Credit Party that is also a Group Agent, such Credit Party shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not a Group Agent. A Group Agent and any of its Affiliates may generally engage in any kind of business with the Borrower or any Affiliate thereof and any Person who may do business with or own securities of the Borrower or any Affiliate thereof or any of their respective Affiliates, all as if such Group Agent were not a Group Agent hereunder and without any duty to account therefor to any other Secured Party.
SECTION 11.04.     Indemnification of Group Agents. Each Committed Lender in any Group agrees to indemnify the Group Agent for such Group (to the extent not reimbursed by the Borrower or any Affiliate thereof), ratably according to the proportion of the Pro Rata Percentage of such Committed Lender to the aggregate Pro Rata Percentages of all Committed Lenders in such Group, from and against any and all liabilities, obligations, losses, damages,

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penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Group Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by such Group Agent under this Agreement or any other Transaction Document; provided that no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Group Agent’s gross negligence or willful misconduct.
SECTION 11.05.     Delegation of Duties. Each Group Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Group Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
SECTION 11.06.     Notice of Termination Events. No Group Agent shall be deemed to have knowledge or notice of the occurrence of any Unmatured Termination Event or Termination Event unless such Group Agent has received notice from the Administrative Agent, any other Group Agent, any other Credit Party, the Servicer or the Borrower stating that an Unmatured Termination Event or Termination Event has occurred hereunder and describing such Unmatured Termination Event or Termination Event. If a Group Agent receives such a notice, it shall promptly give notice thereof to the Credit Parties in its Group and to the Administrative Agent (but only if such notice received by such Group Agent was not sent by the Administrative Agent). A Group Agent may take such action concerning an Unmatured Termination Event or Termination Event as may be directed by Committed Lenders in its Group representing a majority of the Commitments in such Group (subject to the other provisions of this Article XI), but until such Group Agent receives such directions, such Group Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Group Agent deems advisable and in the best interests of the Conduit Lenders and Committed Lenders in its Group.
SECTION 11.07.     Non-Reliance on Group Agent and Other Parties. Each Credit Party expressly acknowledges that neither the Group Agent for its Group nor any of such Group Agent’s directors, officers, agents or employees has made any representations or warranties to it and that no act by such Group Agent hereafter taken, including any review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Group Agent. Each Credit Party represents and warrants to the Group Agent for its Group that, independently and without reliance upon such Group Agent, any other Group Agent, the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower or any Affiliate thereof and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by a Group Agent to any Credit Party in its Group, no Group Agent shall have any duty or responsibility to provide any Credit Party in its Group with any information concerning the Borrower or any Affiliate thereof that comes into the possession of such Group Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

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SECTION 11.08.     Successor Group Agent. Any Group Agent may, upon at least thirty (30) days’ notice to the Administrative Agent, the Borrower, the Servicer and the Credit Parties in its Group, resign as Group Agent for its Group. Such resignation shall not become effective until a successor Group Agent is appointed by the Lender(s) in such Group. Upon such acceptance of its appointment as Group Agent for such Group hereunder by a successor Group Agent, such successor Group Agent shall succeed to and become vested with all the rights and duties of the resigning Group Agent, and the resigning Group Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Group Agent’s resignation hereunder, the provisions of this Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was a Group Agent.
SECTION 11.09.     Reliance on Group Agent. Unless otherwise advised in writing by a Group Agent or by any Credit Party in such Group Agent’s Group, each party to this Agreement may assume that (i) such Group Agent is acting for the benefit and on behalf of each of the Credit Parties in its Group, as well as for the benefit of each assignee or other transferee from any such Person and (ii) each action taken by such Group Agent has been duly authorized and approved by all necessary action on the part of the Credit Parties in its Group.
ARTICLE XII
INDEMNIFICATION
SECTION 12.01.     Indemnities by the Borrower.
(a)    Without limiting any other rights that the Administrative Agent, the Credit Parties, the Affected Persons and their respective officers, directors, agents and employees (each, a “Borrower Indemnified Party”) may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each Borrower Indemnified Party from and against any and all claims, losses and liabilities (including Attorney Costs) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Credit Extensions or the security interest in respect of any Pool Receivable or any other Collateral (all of the foregoing being collectively referred to as “Borrower Indemnified Amounts”); excluding, however, (x) Borrower Indemnified Amounts to the extent arising out of or resulting from the gross negligence or willful misconduct of such Borrower Indemnified Party or any of its Related Indemnified Parties or the breach by such Borrower Indemnified Party or any of its Related Indemnified Parties of its obligations under any Transaction Document to which it is a party, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction, and (y) Taxes that are covered by Section 4.03. Without limiting the foregoing, the Borrower Indemnified Amounts shall include any and all claims, losses and liabilities (including Attorney Costs) arising out of or resulting from any of the following (but excluding amounts described in clauses (x) and (y) above):
(i)    any Pool Receivable being included as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

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(ii)    any representation or warranty by the Borrower under this Agreement, any of the other Transaction Documents, any Information Package or any other information or report delivered by or on behalf of the Borrower pursuant hereto being untrue or incorrect when made or deemed made;
(iii)    any failure of the Borrower to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document;
(iv)    the commingling of Collections of Pool Receivables at any time with other funds;
(v)    any third party investigation, litigation or proceeding (actual or threatened, but excluding any such investigation, litigation or proceeding brought by another Borrower Indemnified Party) against a Borrower Indemnified Party by reason of such Borrower Indemnified Party’s participation in the transactions contemplated by this Agreement or any other Transaction Document or the use of proceeds of any Credit Extensions or in respect of any Pool Receivable or other Collateral or any related Contract;
(vi)    any third party claim (actual or threatened, but excluding any such claim brought by another Borrower Indemnified Party) against a Borrower Indemnified Party arising from any activity by the Borrower or any Affiliate of the Borrower in servicing, administering or collecting any Pool Receivable;
(vii)    any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement or any amounts payable by the Administrative Agent to a Lock-Box Bank under any Lock-Box Agreement;
(viii)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or arising out of collection activities with respect to such Pool Receivable or the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness; or
(ix)    any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.
(b)    In no event shall the Borrower be liable hereunder to any Borrower Indemnified Party or any other Person for any special, indirect, consequential or punitive damages, including but not limited to lost profits, even if the Borrower has been advised of the likelihood of such loss or damage and regardless of the form of action.

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(c)    If for any reason any indemnification to which a Borrower Indemnified Party would otherwise be entitled pursuant to the terms of Section 12.01(a) is unavailable to such Borrower Indemnified Party or insufficient to hold it harmless, then the Borrower shall contribute to such Borrower Indemnified Party the amount paid or payable by such Borrower Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Borrower and its Affiliates on the one hand and such Borrower Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Borrower and its Affiliates and such Borrower Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Borrower under this Section shall, to the extent not duplicative, be in addition to any liability which the Borrower may otherwise have.
(d)    All amounts owed by the Borrower under this Section 12.01 shall be paid by the Borrower, in accordance with Section 3.01(a), beginning on the Settlement Date following the Fiscal Month during which the Borrower and the Administrative Agent have received written demand of the related Borrower Indemnified Amounts from the Group Agent related to the Borrower Indemnified Party or its Group Agent on its behalf. Any indemnification or contribution under this Section shall survive the termination of this Agreement.
SECTION 12.02.     Indemnification by the Servicer.
(a)    The Servicer hereby agrees to indemnify and hold harmless the Borrower, the Administrative Agent, the Credit Parties, the Affected Persons and their respective officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of (i) Servicer’s failure to duly and punctually perform its obligations pursuant to this Agreement or any other Transaction Document to which it is a party, (ii) the breach by the Servicer of any of its representations, warranties or covenants hereunder, (iii) any violation of Applicable Law by the Servicer, (iv) any Adverse Claim asserted by any creditor of the Servicer against any of the Collateral, (v) any third party claim against a Servicer Indemnified Party for damages caused by the Servicer’s servicing, administration or collection of Pool Receivables, (vi) any governmental investigation or proceeding against a Servicer Indemnified Party based on the Servicer’s servicing, administration or collection of Pool Receivables, (vii) the commingling of Collections of Pool Receivables at any time with other funds, (viii) the failure of any Pool Receivable which the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance to be an Eligible Receivable at such time or (ix) the voluntary resignation of the Servicer hereunder, in each case, including any judgment, award, settlement, Attorney Costs and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding, however, (A) Servicer Indemnified Amounts to the extent arising out of or resulting from the gross negligence or willful misconduct of such Servicer Indemnified Party or any of its Related Indemnified Parties or the breach by such Servicer Indemnified Party or any of its Related Indemnified Parties of its obligations under any Transaction Document to which it is a party, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction and (B) any Credit Risk Losses or losses arising under arrangements (synthetically or

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otherwise) to the extent such arrangements have the effect of replicating, in whole or in part, exposure to Credit Risk Losses.
(b)    In no event shall the Servicer be liable hereunder to any Servicer Indemnified Party or any other Person for any special, indirect, consequential or punitive damages, including but not limited to lost profits, even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.
(c)    If for any reason any indemnification to which a Servicer Indemnified Party would otherwise be entitled pursuant to the terms of Section 12.02(a) is unavailable to such Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall, to the extent not duplicative, be in addition to any liability which the Servicer may otherwise have.
(d)    All amounts owed by the Servicer under this Section 12.02 shall be paid by the Servicer by the Settlement Date following the Fiscal Month during which the Servicer has received written demand of the related Servicer Indemnified Amounts from the applicable Servicer Indemnified Party (or the related Group Agent on its behalf). Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIII
MISCELLANEOUS
SECTION 13.01.     Amendments, Etc.
(a)    No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any party from any such provision shall be effective unless in writing and signed by the Borrower, the Administrative Agent and the Majority Group Agents, and each waiver or consent granted hereunder shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall be enforceable against the Servicer unless in writing and signed by the Servicer; (B) no amendment, waiver or consent shall increase any Committed Lender’s Commitment hereunder without the consent of such Committed Lender and (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:
(i)    change (directly or indirectly) the definitions of, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility

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Limit, Scheduled Termination Date, Net Receivables Pool Balance or Total Reserves or any component of any of the foregoing contained in this Agreement, or increase the then existing Concentration Percentage for any Pool Obligor or change the calculation of the Borrowing Base;
(ii)    reduce the amount of Capital, Interest or Fees that are payable on account of any Loan or any Commitment or delay any scheduled date for payment thereof;
(iii)    change any Termination Event;
(iv)    change any of the provisions of this Section 13.01 or the definition of “Majority Group Agents”; or
(v)    change the order of priority in which Collections are applied pursuant to Section 3.01.
SECTION 13.02.     Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and faxed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.
SECTION 13.03.     Assignability; Addition of Lenders.
(a)    Assignment by Conduit Lenders. This Agreement and the rights of each Conduit Lender hereunder (including each Loan made by it hereunder) shall be assignable by such Conduit Lender and its successors and permitted assigns (i) to any Program Support Provider of such Conduit Lender without prior notice to or consent from the Borrower or any other party, or any other condition or restriction of any kind, (ii) to any other Lender with prior notice to the Borrower but without consent from the Borrower or (iii) with the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if a Termination Event or Unmatured Termination Event has occurred and is continuing), to any other Eligible Assignee. Each assignor of a Loan or any interest therein may, in connection with the assignment or participation, disclose to the assignee or Participant any information relating to the Borrower and its Affiliates, including the Pool Receivables, furnished to such assignor by or on behalf of the Borrower and its Affiliates or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or Participant agrees to preserve the confidentiality of any confidential information relating to the Borrower and its Affiliates received by it from any of the foregoing entities in a manner consistent with Section 13.06(b).
(b)    Assignment by Committed Lenders. Each Committed Lender may assign to any Eligible Assignee or to any other Committed Lender all or a portion of its rights and obligations under this Agreement and the RFA Notes (including, without limitation, all or a

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portion of its Commitment and any Loan or interests therein owned by it); provided, however that
(i)    except for an assignment by a Committed Lender to either an Affiliate of such Committed Lender or any other Committed Lender, each such assignment shall require the prior written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if a Termination Event or an Unmatured Termination Event has occurred and is continuing);
(ii)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;
(iii)    the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) all of the assigning Committed Lender’s Commitment; and
(iv)    the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Committed Lender hereunder and (y) the assigning Committed Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Committed Lender’s rights and obligations under this Agreement, such Committed Lender shall cease to be a party hereto).
(c)    Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Borrower, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Committed Lenders and the Conduit Lenders, the Commitment of each Committed Lender and the aggregate outstanding Capital (and stated interest) of the Loans of each Conduit Lender and Committed Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent, the Group Agents, and the other Credit Parties shall treat each Person whose name is recorded in the Register as a Committed Lender or
Conduit Lender, as the case may be, under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Servicer, any Group Agent,

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any Conduit Lender or any Committed Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Committed Lender and an Eligible Assignee or assignee Committed Lender, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the Servicer.
(e)    Participations. Each Committed Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the interests in the Loans owned by it); provided, however, that:
(i)    such Committed Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged;
(ii)    such Committed Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations;
(iii)     the Borrower, the Servicer and each Credit Party shall continue to deal solely and directly with such Committed Lender in connection with such Committed Lender’s rights and obligations under this Agreement; and
(iv)    any agreement or instrument pursuant to which such Committed Lender sells such a participation shall provide that such Committed Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document (except that such agreement or instrument may provide that such Committed Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (C) of the proviso to Section 13.01(a) that affects such Participant.
(f)    Participant Register. Each Committed Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Committed Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For

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the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)    Assignments by Agents. This Agreement and the RFA Notes and the rights and obligations of the Administrative Agent and each Group Agent therein shall be assignable by the Administrative Agent or such Group Agent, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Group Agent, so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, such assignment shall require the Borrower’s consent (not to be unreasonably withheld, conditioned or delayed).
(h)    Assignments by the Borrower or the Servicer. Neither the Borrower nor, except as provided in Section 8.01, the Servicer may assign any of its respective rights or obligations hereunder or under the RFA Notes or any interest therein without the prior written consent of the Administrative Agent and each Group Agent (such consent to be provided or withheld in the sole discretion of such Person).
(i)    Addition of Lenders or Groups. The Borrower may, with written notice to the Administrative Agent and each Group Agent, add additional Persons as Lenders (by creating a new Group) or cause an existing Lender to increase its Commitment; provided, however, that the Commitment of any existing Lender may only be increased with the prior written consent of such Lender. Each new Lender (or Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Borrower, an assumption agreement (each, an “Assumption Agreement”) in the form of Exhibit C hereto (which Assumption Agreement shall, in the case of any new Lender, be executed by each Person in such new Lender’s Group).
(j)    Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Lender, Program Support Provider or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Interest) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Borrower, the Servicer, any Affiliate thereof or any Credit Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.
SECTION 13.04.     Costs and Expenses. In addition to the rights of indemnification granted under Section 12.01 hereof, the Borrower agrees to pay, in accordance with Section 3.01(a) beginning on the Settlement Date following the Fiscal Month during which the Borrower has received written demand therefor, all reasonable and documented out-of-pocket costs and expenses incurred by any Credit Party in connection with the preparation, negotiation, execution, delivery and administration of this Agreement, the RFA Notes and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) Attorney Costs incurred in connection with obtaining advice regarding their rights and remedies under this Agreement, the RFA Notes and the other Transaction Documents or in connection with the enforcement of any such rights or remedies and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses and fees and charges of any nationally recognized statistical

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rating agency incurred in connection with the administration and maintenance of this Agreement and the RFA Notes or advising the Administrative Agent or any other Credit Party as to their rights and remedies under this Agreement or the RFA Notes or in connection with the enforcement of any such rights or remedies.
SECTION 13.05.     No Proceedings; Limitation on Payments.
(a)    Each of the Borrower, the Administrative Agent, the Servicer, each Group Agent and each Lender hereby covenants and agrees (and each other Person who acquires any interest in a Loan shall be deemed to have covenanted and agreed) with each Conduit Lender and with each other that, until the date that is one year plus one day after the Notes or other outstanding senior indebtedness of such Conduit Lender have been paid in full, it will not institute or cause or participate in the institution of any Insolvency Proceeding against such Conduit Lender.
(b)    Each of the Servicer, each Group Agent and each Lender hereby covenants and agrees (and each other Person who acquires any interest in a Loan shall be deemed to have covenanted and agreed) with the Borrower and with each other that, until the date that is one year plus one day after the Final Payout Date, it will not institute or cause or participate in the institution of any Insolvency Proceeding against the Borrower. The Administrative Agent hereby covenants and agrees that, until the date that is one year plus one day after the Final Payout Date, it will not institute or cause or participate in the institution of any Insolvency Proceeding against the Borrower without the consent of the Majority Group Agents.
(c)    Notwithstanding any provisions contained in this Agreement to the contrary, a Conduit Lender shall not, and shall be under no obligation to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay such Conduit Lender’s Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue Notes to refinance all of its outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Lender’s securitization program or (y) all of such Conduit Lender’s Notes are paid in full. Any amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or company obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section 13.05 shall survive any termination of this Agreement.
SECTION 13.06.     Confidentiality.
(a)    Each of the Administrative Agent and the other Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties, including its accountants, legal counsel, advisors and other agents, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential,

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(ii) to the extent requested by any Governmental Authority purporting to have jurisdiction over it, (iii) to the extent required by Applicable Law or by any subpoena or similar legal process, (iv) to any other party to this Agreement, any Program Support Provider or any Originator, (v) in connection with the exercise of any remedies under this Agreement or any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (vi) to any nationally recognized statistical rating organization in connection with obtaining or maintaining the rating of any Conduit Lender’s Notes or as contemplated by 17 CFR 240.17g-5(a)(3), (vii) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Borrower and its obligations, (viii) with the consent of the Borrower or the Servicer, as applicable, (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this clause (a) or (y) becomes available to any Credit Party or any Affiliate of any Credit Party on a nonconfidential basis from a source other than the Borrower or the Servicer. For purposes of this clause (a), “Information” means all information received from the Borrower or the Servicer relating to the Borrower, the Servicer or their respective businesses, other than any such information that is available to any Credit Party on a nonconfidential basis prior to disclosure by the Borrower or the Servicer; provided that, in the case of information received from the Borrower or the Servicer after the date hereof (other than in connection with an Inspection), such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this clause (a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    Each of the Borrower and the Servicer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Related Parties, including its accountants, legal counsel, advisors and other agents, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (ii) to the extent requested by any Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Law (including applicable filings under the Exchange Act) or by any subpoena or similar legal process, (iv) to any other party to this Agreement, any Program Support Provider or any Originator, (v) in connection with the exercise of any remedies under this Agreement or any other Transaction Document or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (vi) with the consent of the applicable Credit Party, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this clause (b) or (y) becomes available to Borrower, Servicer, or any of their Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this clause (b), “Information” means the Fee Letter and all information received from a Credit Party that is clearly identified as confidential at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this clause (b) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care

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to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 13.07.     GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
SECTION 13.08.     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 13.09.     Integration; Binding Effect; Third-Party Beneficiaries; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Secured Parties are express third-party beneficiaries hereunder; provided, that the rights of each such third-party beneficiary shall be subject to the compliance by such third-party beneficiary with the provisions of the Transaction Documents (including, to the extent applicable, the provisions of Section 4.03(f) and Section 4.06 of this Agreement) that relate to such rights. No other third-party beneficiary rights are intended or conferred hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 4.01, 4.02, 4.03, 10.04, 10.06, 11.04, 12.01, 12.02, 13.04, 13.05, 13.06, 13.07, 13.09, 13.11 and 13.13 shall survive any termination of this Agreement.
SECTION 13.10.     CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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(b)    EACH OF THE PARTIES HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 13.02. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 13.11.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 13.12.     Ratable Payments. If any Credit Party, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations in a greater proportion than that received by any other Credit Party entitled to receive a ratable share of such Borrower Obligations, such Credit Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations held by the other Credit Parties so that after such purchase each Credit Party will hold its ratable proportion of such Borrower Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Credit Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
SECTION 13.13.     Limitation of Liability.
(a)    No claim may be made by the Borrower or any Affiliate thereof or any other Person against any Credit Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Credit Parties and their respective Affiliates shall have any liability to the Borrower or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Borrower or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Borrower or any Affiliate thereof result from the gross negligence or willful misconduct of such Credit Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.
(b)    The obligations of each of the parties under this Agreement and each of the Transaction Documents are solely the corporate or limited liability company obligations of such Person, and no recourse shall be had against, and no personal liability whatsoever shall

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attach to or be incurred by any incorporator, stockholder, member, partner or Related Party of any such Person or those of any of their Affiliates by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, and any and all personal liability for breaches by any such Person of such obligations, either at common law or at equity, or by statute, rule or regulation, is hereby expressly waived with respect to every such incorporator, stockholder, member, partner or Related Party as a condition of and in consideration for the execution of this Agreement.
SECTION 13.14.     Intent of the Parties. The parties have entered into this Agreement with the intention that the Loans and the obligations of the Borrower hereunder will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Borrower, the Servicer, the Administrative Agent and the other Credit Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in a Loan, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.
SECTION 13.15.     USA Patriot Act. Each of the Administrative Agent and each of the other Credit Parties hereby notifies the Borrower and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Credit Parties may be required to obtain, verify and record information that identifies the Borrower and the Servicer, which information includes the name, address, tax identification number and other information regarding the Borrower and the Servicer that will allow the Administrative Agent and the other Credit Parties to identify the Borrower and the Servicer in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Borrower and the Servicer agrees to provide the Administrative Agent and each other Credit Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.
SECTION 13.16.     Right of Setoff. Each Credit Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of a Termination Event, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Credit Party (including by any branches or agencies of such Credit Party) to, or for the account of, the Borrower, against any non-contingent Borrower Obligations then owed by the Borrower hereunder; provided that such Credit Party shall notify each other party hereto promptly following such setoff, and any subsequent payments made by the Borrower under Section 3.01 shall be adjusted to correct for any non-pro rata exercise of the rights under this Section 13.16, as reasonably determined by the Administrative Agent.
SECTION 13.17.     Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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SECTION 13.18.     Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NCR RECEIVABLES LLC By: /s/ John Boudreau Name: John Boudreau Title: President and Treasurer

NCR CORPORATION, as the Servicer By: /s/ Robert P. Fishman Name: Robert P. Fishman Title: Senior Vice President and Chief Financial Officer

S-1	Receivables Financing Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent By: /s/ Mark Falcione Name: Mark Falcione Title: Executive Vice President

PNC BANK, NATIONAL ASSOCIATION, as Group Agent for the PNC Group By: /s/ Mark Falcione Name: Mark Falcione Title: Executive Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Committed Lender By: /s/ Mark Falcione Name: Mark Falcione Title: Executive Vice President

S-2	Receivables Financing Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Committed Lender for the BTMU Group By: /s/ Lillian Kim Name: Lillian Kim Title: Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as a Group Agent for the BTMU Group

By:    /s/ Richard Gregory Hurst
Name: Richard Gregory Hurst
Title: Managing Director

VICTORY RECEIVABLES CORPORATION,
as a Conduit Lender of the BTMU Group

By:    /s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

S-3	Receivables Financing Agreement

EXHIBIT A
Form of Loan Request

[Letterhead of Borrower]
[Date]

[Administrative Agent]
[Group Agents]
Re:    Loan Request
Ladies and Gentlemen:
Reference is hereby made to that certain Receivables Financing Agreement, dated as of November 21, 2014 among NCR Receivables LLC (the “Borrower”), NCR Corporation, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used in this Loan Request and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
This letter constitutes a Loan Request pursuant to Section 2.02(a) of the Agreement. The Borrower hereby request a Loan in the amount of [$_______] to be made on [_____, 20__] (of which $[___] will be funded by the PNC Group, and $[___] will be funded by the BTMU Group). The proceeds of such Loan should be deposited to [Account number], at [Name, Address and ABA Number of Bank]. After giving effect to such Loan, the Aggregate Capital will be [$_______].
The Borrower hereby represents and warrants as of the date hereof, and after giving effect to such Credit Extension, as follows:
(i)    the representations and warranties of the Borrower and the Servicer contained in Sections 6.01 and 6.02 of the Agreement are true and correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;
(ii)    no Termination Event or Unmatured Termination Event has occurred and is continuing, and no Termination Event or Unmatured Termination Event would result from such Credit Extension;
(iii)    no Borrowing Base Deficit exists or would exist after giving effect to such Credit Extension; and
(iv)    the Termination Date has not occurred.

A-1

IN WITNESS WHEREOF, the undersigned has executed this letter by its duly authorized officer as of the date first above written.
Very truly yours,

NCR RECEIVABLES LLC

By:
Name:
Title

A-2

EXHIBIT B
[Form of Assignment and Acceptance Agreement]
Dated as of ___________, 20__
Section 1.

Commitment assigned:	$[_____]
Assignor’s remaining Commitment:	$[_____]
Capital allocable to Commitment assigned:	$[_____]
Assignor’s remaining Capital:	$[_____]
Interest (if any) allocable to Capital assigned:	$[_____]
Interest (if any) allocable to Assignor’s remaining Capital:	$[_____]

Section 2.
Effective Date of this Assignment and Acceptance Agreement: [__________]
Upon execution and delivery of this Assignment and Acceptance Agreement by the assignee and the assignor and the satisfaction of the other conditions to assignment specified in Section 13.03(b) of the Agreement (as defined below), from and after the effective date specified above, the assignee shall become a party to, and, to the extent of the rights and obligations thereunder being assigned to it pursuant to this Assignment and Acceptance Agreement, shall have the rights and obligations of a Committed Lender under that certain Receivables Financing Agreement, dated as of November 21, 2014 among NCR Receivables LLC, NCR Corporation, as Servicer, the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
By executing this Assignment and Acceptance Agreement, the assignee hereby covenants and agrees with each other party to the Agreement that: (i) until the date that is one year plus one day after the Notes or other outstanding senior indebtedness of any Conduit Lender have been paid in full, it will not institute or cause or participate in the institution of any Insolvency Proceeding against such Conduit Lender, and (ii) until the date that is one year plus one day after the Final Payout Date, it will not institute or cause or participate in the institution of any Insolvency Proceeding against the Borrower. This covenant shall survive any termination of the Agreement.
(Signature Pages Follow)

Exhibit B-1

ASSIGNOR:     [_________]
By:
Name:
Title
ASSIGNEE:                         [_________]

By:
Name:
Title:

[Address]

Accepted as of date first above
written:
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

NCR RECEIVABLES LLC,
as Borrower

By:
Name:
Title:

Exhibit B-2

EXHIBIT C
[Form of Assumption Agreement]

THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of [______ __, ____], is among NCR Receivables LLC (the “Borrower”), [________], as conduit lender (the “[_____] Conduit Lender”), [________], as the Related Committed Lender (the “[______] Committed Lender” and together with the Conduit Lender, the “[_____] Lenders”), and [________], as group agent for the [_____] Lenders (the “[______] Group Agent” and together with the [_____] Lenders, the “[_______] Group”).
BACKGROUND
The Borrower and various others are parties to a certain Receivables Financing Agreement, dated as of November 21, 2014 (as amended through the date hereof and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Financing Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1.    This letter constitutes an Assumption Agreement pursuant to Section 13.03(i) of the Receivables Financing Agreement. The Borrower desires [the [_____] Lenders] [the [______] Committed Lender] to [become a Group] [increase its existing Commitment] under the Receivables Financing Agreement, and upon the terms and subject to the conditions set forth in the Receivables Financing Agreement, the [[________] Lenders] [[__________] Committed Lender] agree[s] to [become Lenders within a Group thereunder] [increase its Commitment to the amount set forth as its “Commitment” under the signature of such [______] Committed Lender hereto].
The Borrower hereby represents and warrants to the [________] Lenders and the [_________] Group Agent as of the date hereof, as follows:
(i)    the representations and warranties of the Borrower contained in Section 6.01 of the Receivables Financing Agreement are true and correct on and as of such date as though made on and as of such date;
(ii)    no Termination Event or Unmatured Termination Event has occurred and is continuing, or would result from the assumption contemplated hereby; and
(iii)    the Termination Date shall not have occurred.
SECTION 2.    Upon execution and delivery of this Agreement by the Borrower and each member of the [______] Group, satisfaction of the other conditions with respect to the addition of a Group specified in Section 13.03(i) of the Receivables Financing Agreement (including the written consent of the Administrative Agent and the Majority Group Agents) and receipt by the Administrative Agent of counterparts of this Agreement (whether by facsimile or otherwise)

Exhibit C-1

executed by each of the parties hereto, [the [_____] Lenders shall become a party to, and have the rights and obligations of Lenders under, the Receivables Financing Agreement and the “Commitment” with respect to the Committed Lenders in such Group as shall be as set forth under the signature of each such Committed Lender hereto] [the [______] Committed Lender shall increase its Commitment to the amount set forth as the “Commitment” under the signature of the [______] Committed Lender hereto].
SECTION 3.    By executing this Agreement, each of the parties hereto hereby covenants and agrees with each other party to the Agreement that: (i) until the date that is one year plus one day after the Notes or other outstanding senior indebtedness of any Conduit Lender have been paid in full, it will not institute or cause or participate in the institution of any Insolvency Proceeding against such Conduit Lender, and (ii) until the date that is one year plus one day after the Final Payout Date, it will not institute or cause or participate in the institution of any Insolvency Proceeding against the Borrower. This covenant shall survive any termination of the Receivables Financing Agreement.
SECTION 4.    THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF). This Agreement may not be amended or supplemented except pursuant to a writing signed be each of the parties hereto and may not be waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.
(Signature Pages Follow)

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.
[___________], as a Conduit Lender

By:
Name Printed:
Title:
[Address]

[___________], as a Committed Lender

By:
Name Printed:
Title:
[Address]
[Commitment]

[_____________], as Group Agent for [_________]

By:
Name Printed:
Title:
[Address]

Exhibit C-3

NCR RECEIVABLES LLC,
as Borrower
By:
Name Printed:
Title:

Exhibit C-4

EXHIBIT D
Credit and Collection Policy

(Attached)

Exhibit D

EXHIBIT E
Form of Information Package

(Attached)

Exhibit E

EXHIBIT F
Form of Compliance Certificate

To: PNC Bank, National Association, as Administrative Agent
This Compliance Certificate is furnished pursuant to that certain Receivables Financing Agreement, dated as of November 21, 2014 among NCR Receivables LLC (the “Borrower”), NCR Corporation, as Servicer (the “Servicer”), the Lenders party thereto, the Group Agents party thereto and PNC Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected ________________of the Servicer.
2.    I have reviewed the terms of the Agreement and each of the other Transaction Documents and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of the Borrower during the accounting period covered by the attached financial statements.
3.    The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate [, except as set forth in paragraph 5 below].
4.    Schedule I attached hereto sets forth financial statements of the Servicer and its Subsidiaries for the period referenced on such Schedule I.
[5.    Described below are the exceptions, if any, to paragraph 3 above by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:]

Exhibit F-1

The foregoing certifications are made and delivered this ______ day of ___________________, 20___.

NCR CORPORATION

By:
Name:
Title:

Exhibit F-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

A.    Schedule of Compliance as of     ___________________, 20__ with Section(s) ____ of the Agreement. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
This schedule relates to the month ended: __________________.
B.    The following financial statements of the Servicer and its Subsidiaries for the period ending on ______________, 20__, are attached hereto:

EXHIBIT G

CLOSING MEMORANDUM
RECEIVABLES FINANCING AGREEMENT

among

NCR RECEIVABLES LLC,
as Borrower,

NCR CORPORATION,
as Servicer

THE VARIOUS CONDUIT LENDERS AND COMMITTED LENDERS,
as Lenders

THE VARIOUS GROUP AGENTS,
as Group Agents

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent
Closing: November 21, 2014

Exhibit G-1

Abbreviations:

Administrative Agent	PNC

Borrower	NCR Receivables LLC, a Delaware limited liability company

BTMU	Bank of Tokyo-Mitsubishi UFJ, Ltd, New York Branch

Committed Lenders	PNC and BTMU

Conduit Lender	Victory Receivables Corporation

Group Agents	PNC and BTMU

Independent Manager	Michelle Dreyer

Lenders	Committed Lenders and the Conduit Lender

Lock-box Bank	Bank of America, National Association

MB	Mayer Brown LLP, special counsel to Administrative Agent

NCR Parties	Each of the Servicer, the Originators and the Borrower

Originators	NCR Corporation and other parties that may become originators from time to time.

PNC	PNC Bank, National Association

Servicer	NCR Corporation, a Maryland corporation

Skadden	Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the NCR Parties

Structuring Agent	PNC Capital Markets LLC

Document
• Receivables Financing Agreement
Exhibit A Form of Loan Request (incorporated)
Exhibit B Form of Assignment and Acceptance Agreement (incorporated)
Exhibit C Form of Assumption Agreement (incorporated)
Exhibit D Credit and Collection Policy (add to final)
Exhibit E Form of Information Package
Exhibit F Form of Compliance Certificate (incorporated)
Exhibit G Closing Memo
Exhibit H Form of RFA Note (incorporated)
Schedule I Commitments (incorporated)
Schedule II Lock-Boxes, Lock-Box Accounts and Lock-Box Banks (incorporated)
Schedule III Notice Addresses (incorporated)
Schedule IV Locations of Chattel Paper (incorporated)

2. Purchase and Sale Agreement (“PSA”)
Schedule I List and Location of Each Originator (incorporated)
Schedule II Location of Books and Records of Originators (incorporated)
Schedule III Trade Names (incorporated)
Schedule IV Notice Addresses (incorporated)
Exhibit A Form of Purchase Report (incorporated)
Exhibit B Form of Subordinated Note (incorporated)
Exhibit C Form of Joinder Agreement (incorporated)

3. Fee Letter

Exhibit G-2

Document
4. Deposit Account Control Agreement
5. Subordinated Note issued by the Borrower under the PSA to the Servicer for the benefit of each Originator
6. RFA Notes payable to Lenders (PNC, BTMU, Victory)
7. Intercreditor Agreement
8. UCC lien searches against the Borrower in the State of Delaware
9. UCC lien searches against each Originator in the State in which such Originator is organized or incorporated
10.    UCC-1 Financing Statements naming each Originator as debtor/seller, Borrower as buyer/assignor, and the Administrative Agent as secured party/assignee, for filing in the relevant jurisdiction of each Originator

11.    UCC-1 Financing Statement naming Borrower as debtor/seller and the Administrative Agent as secured party/assignee, for filing with the Secretary of State of the State of Delaware (all assets filing)

12. UCC-3 releases with respect to the filings in favor of JPMorgan Chase Bank, N.A. file numbers 0000000181490318 and 0000000181427569.
13.    Opinion of counsel to the NCR Parties re: general corporate matters, enforceability, no-conflicts with organizational documents, material agreements and New York and Federal law and, with respect to Borrower, ’40 Act matters

14. Opinion of counsel to the NCR Parties re: true sale and substantive consolidation matters
15. Opinion of counsel to the NCR Parties re: UCC security interest and perfection matters
16. Back-Up Officers’ Certificates as applicable to support the foregoing opinions
17. Officer’s Certificate of Servicer / Originator a. Authorizing Resolutions b. Articles of Incorporation c. By-laws d. Incumbency and signatures

1In-house counsel to NCR Parties and Skadden to provide as appropriate. Skadden to cover enforceability, ’40 Act matters and no-conflict with Federal and New York law.

Exhibit G-3

Document
18. Officer’s Certificate of Borrower a. Authorizing Resolutions b. Certificate of Formation c. Limited Liability Company Agreement d. Incumbency and signatures
19. Good Standing Certificate of Servicer / Originator from its jurisdiction of organization
20. Good Standing Certificate of Borrower from the State of Delaware
21. Initial Loan Request
22. Pro Forma Information Package
23. Internal Revenue Service Form W-8ECI, W-8BEN or W-9 for each of Administrative Agent, each Committed Lender, Conduit Lender, each Group Agent and each NCR Party

Exhibit G-4

EXHIBIT H
Form of RFA Note

PROMISSORY NOTE

[__________], 20[__]
FOR VALUE RECEIVED, the undersigned, NCR RECEIVABLES LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [__________] (the “Lender”) in accordance with that certain Receivables Financing Agreement, dated as of November 21, 2014 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Agreement”), among the Borrower, NCR Corporation, as Servicer, PNC Bank, National Association, as administrative agent, and the lenders and group agents from time to time party thereto, the aggregate unpaid Capital of all Loans made or held by the Lender pursuant to the Agreement. Unless otherwise defined, capitalized terms, used herein have the meanings provided in the Agreement.
The Borrower also promises to pay interest on the unpaid Capital from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Agreement.
Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Lender or its Group Agent on its behalf pursuant to the Agreement.
This Note is one of the RFA Notes referred to in, and evidences indebtedness incurred under, the Agreement, and the holder hereof is entitled to the benefits of the Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be immediately due and payable.
All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

Exhibit H-1

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

NCR RECEIVABLES LLC

By:_________________________________
                            Name:
                            Title:

Exhibit H-2

SCHEDULE I
Commitments

PNC Group
Party	Capacity	Maximum Commitment
PNC	Committed Lender	$125,000,000
PNC	Group Agent	N/A

BTMU Group
Party	Capacity	Maximum Commitment
BTMU	Committed Lender	$75,000,000
Victory	Conduit Lender	N/A
BTMU	Group Agent	N/A

Schedule I-1

SCHEDULE II
Accounts maintained at Bank of America, N.A., with the following account numbers:
                - 8188215778
                - 3282507021
                - 1058908
                - 3271595060
                - 3284734334

Schedule II-1

SCHEDULE III
Notice Addresses

(A)    in the case of the Borrower, at the following address:
NCR Receivables LLC:
3095 Satellite Blvd.
Duluth, GA 30096
Attn: President
Telephone: 937-445-5000
Email: john.boudreau@ncr.com

(B)    in the case of the Servicer, at the following address:
NCR Corporation:
3097 Satellite Blvd.
Duluth, GA 30096
Attn: Treasurer
Telephone: 937-445-5000
Email: john.boudreau@ncr.com

(C)    in the case of PNC or the Administrative Agent, at the following address:
PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention: Robyn Reeher
Telephone: (412) 768-3090
Facsimile: (412) 762-9184
E-mail: robyn.reeher@pnc.com

(D)    in the case of BTMU or Victory, at the following address:
The Bank of Tokyo-Misubishi UFJ, Ltd., New York Branch
1251 Avenue of the Americas, 12th Floor
New York, NY 10020
Attn: Securitization Group
Telephone: (212) 782-5980
Facsimile: (212) 782-6448
E-mail: securitization_reporting@us.mufg.jp

Schedule III-1

(E)    in the case of any other Person, at the address for such Person specified in the other Transaction Documents; in each case, or at such other address as shall be designated by such Person in a written notice to the other parties to this Agreement.

Schedule III-2

SCHEDULE IV
Locations for Chattel Paper and Records

Physical Locations

3097 Satellite Boulevard
Duluth, GA 30096

3095 Satellite Boulevard
Duluth, GA 30096

Additional (hard copy and backup tape) backup services provided by:
Recall Corporation
One Recall Center
180 Technology Parkway
Norcross, GA 30092

Electronic Storage

Business Operations Center (BOC)
Electronic Order Jacket (EOJ)
Web Ordering Tool (WOT)
Invoice Engine
Maintained from offices at:
3095 Satellite Boulevard
Duluth, GA 30096

Legal Electronic Contract Management System (ECMS)
Maintained from offices at:
3097 Satellite Boulevard
Duluth, GA 30096

Additional electronic storage provided by:
Datamatics Global Services Limited

Schedule IV-1